Exhibit 2.1
Execution Version

Unit Purchase Agreement
by and among
StonePoint Ultimate Holding, LLC
(a Delaware limited liability company),
Arcosa Materials, Inc.
(a Delaware Corporation),
The Persons Identified as Sellers on the Signature Pages Hereto,
and
The Representative Named Herein
March 22, 2021

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SCHEDULES

Affiliated Transactions Schedule
Authorization Schedule
Bank Accounts Schedule
Brokerage Schedule
Capitalization Schedule
Compliance with Laws Schedule
Contracts Schedule
Covenants Exception Schedule
COVID-19 and Related Matters Schedule
Customers and Suppliers Schedule
Developments Schedule
Earnout Obligations Schedule Employee Benefits Schedule
Employees Schedule
Environmental Matters Schedule
Financial Statements Schedule
Governmental Consents Schedule
Indebtedness Schedule
Insurance Schedule
Intellectual Property Schedule
International Trade Compliance Schedule
Leased Real Property Schedule
Litigation Schedule
Owned Real Property Schedule
Permits Schedule
Permitted Liens Schedule PPP Loan Schedule
Purchaser Financing Schedule
Reserves Schedule
Resignation Schedule
Subsidiary Schedule
Taxes Schedule
Undisclosed Liabilities Schedule Warranty Schedule
Working Capital Schedule

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	R&W Insurance Policy
Exhibit C	Form of Consulting Termination Agreement
Exhibit D	Form of Non-U.S. Real Property Holding Corporation Status
Exhibit E	Rules of Engagement for Firm
Exhibit F	Form of Company Closing Certificate
Exhibit G	Form of Purchaser Closing Certificate

Execution Version

ANNEXES

Annex I	Backstop Indemnity

UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT (this "Agreement"), dated as of March 22, 2021, is made by and among (i) StonePoint Ultimate Holding, LLC, a Delaware limited liability company (the "Company"), (ii) Arcosa Materials, Inc., a Delaware corporation (the "Purchaser"), (iii) the Persons identified as Sellers on the signature pages hereto (each a "Seller" and, collectively, the "Sellers"), and (iv) Sun StonePoint Aggregator, LP, a Delaware limited partnership as representative for the Sellers, the Optionholders, and the Phantom Award Recipients (the "Representative"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.
WHEREAS, collectively, the Sellers own all of the issued and outstanding Common Units of the Company (the "Units"); and
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the Units.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I

DEFINITIONS
1.01    Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
    "280G Approval" is defined in Section 7.08(b).
"Abandonment and Reclamation Obligations" means all legally binding unperformed obligations to (i) abandon, shut-down, close, decommission, dismantle and remove any and all fixtures, improvements, tangible personal property, structures, foundations, buildings, pipelines, equipment and other physical facilities located on any Owned Real Property or Leased Real Property, or lands pooled or unitized therewith, or any real property used or previously used by the Company or any of their respective Subsidiaries in respect of any mining or mine-related processing, storage, transportation or other mining activities; and (ii) investigate, monitor, restore, remediate and reclaim the surface and subsurface locations, if any, of such Owned Real Property or Leased Real Property, and lands pooled or unitized therewith, and any lands used to gain access thereto, including such obligations relating to any mining or mine-related processing, storage, transportation, production or other mining facilities used by the Company or any of its Subsidiaries or any of their predecessors in interest for which the Company or such Subsidiary may have continuing responsibility pursuant to a Lease that were abandoned or decommissioned, in whole or in part, prior to the Closing, and including the investigation, monitoring, remediation, restoration and reclamation of any other surface and subsurface lands affected by any environmental damage, contamination or other environmental issues emanating from or relating to such mining or mine-related processing, storage, transportation, production or other mining facilities; in the case of each of clauses (i) and (ii), that are required pursuant to any Lease or any Laws.
"Accounting Principles" means GAAP as applied by the Company and its Subsidiaries in the Latest Balance Sheet.

"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.
"Affordable Care Act" means the Patient Protection and Affordable Care Act of 2010, as amended, and the rules and regulations issued thereunder.
"Agreement" is defined in the Preamble.
"Ancillary Documents" means, (i) the Escrow Agreement, (ii) the Business Covenants Agreement, dated as of the date hereof, by and among the Purchaser, Sun Capital Advisors, Inc. and the other parties thereto, (iii) the Consulting Termination Agreement, (iv) the executed affidavit delivered to the Purchaser pursuant to Section 7.05, (v) the resignation letters delivered to the Purchaser pursuant to Section 7.06, (vi) the certificates delivered pursuant to Section 3.01(c) and Section 3.02(c), (viii) any unit transfer powers delivered pursuant to Section 2.03(a), and (ix) that certain Equity Commitment Letter dated as of the date hereof by and among Sun Capital Partners VI, L.P., a Cayman Islands exempted limited partnership, Sun Capital Partners VI Employee Co-Invest Vehicle, L.P., a Cayman Islands exempted limited partnership, and the Representative.
"Applicable Option Portion" means, for each Optionholder, an amount equal to such Optionholder's Pro Rata Share of the Estimated Closing Cash Proceeds in respect of such Optionholder's Options, less the aggregate exercise price of the Options held by such Optionholder.
"Applicable Phantom Award Portion" means, for each Phantom Award Recipient, an amount equal to such Phantom Award Recipient's Pro Rata Share of the Estimated Closing Cash Proceeds in respect of such Phantom Award Recipient's Phantom Units.
"Audited Financial Statements" is defined in Section 5.04(c).
"Authorized Representative" is defined in Section 7.02.
"Business Day" means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.
"Capital Lease Obligation" means, without duplication of any item that would otherwise be included in Indebtedness, any obligation (including accrued interest) of the Company or its Subsidiaries under a lease agreement that is required to be capitalized pursuant to GAAP as in effect on the date hereof. Notwithstanding the foregoing, Capital Lease Obligations shall not include any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases; provided, that Capital Lease Obligations shall include breakage costs, prepayment penalties or fees or other similar amounts in connection with a capitalized lease to the extent that the capital lease requires prepayment penalties or fees or other similar amounts in connection with the consummation of the transactions contemplated by this Agreement.
"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Body, or any other Law or executive order or executive memo intended to address the consequences of COVID-19 (including, for the avoidance of doubt, Consolidated Appropriations Act, 2021 (Pub. L. 116-260), the

Presidential Memorandum on "Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster" dated August 8, 2020 and IRS Notice 2020-65), and the American Rescue Plan Act of 2021 (Pub. L. 117-2).
"Cash" means, as of a given time, an amount equal to the aggregate amount of all cash, cash equivalents and marketable securities of the Company or any of its Subsidiaries, including all outstanding security or similar deposits, but net of (i) Restricted Cash, and (ii) checks written but not yet cashed, in each case calculated in accordance with the Accounting Principles.
"Closing" is defined in Section 2.02.
"Closing Balance Sheet" is defined in Section 2.04(a).
"Closing Date" is defined in Section 2.02.
"Closing Cash Proceeds" means (i) the Enterprise Value, minus (ii) the amount of Indebtedness outstanding as of the Closing, plus (iii) the amount of Cash as of the Measurement Time, minus (iv) the Representative Holdback, plus (v) the aggregate exercise price of all Options, minus (vi)  all Transaction Expenses, minus (vii) the Purchase Price Adjustment Escrow Amount. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness or Transaction Expenses shall be double counted for purposes of calculating the Closing Cash Proceeds hereunder.
"Closing Option Amount" means an amount equal to the total sum of the Optionholders' aggregate Pro Rata Share of the Estimated Closing Cash Proceeds in respect of the Optionholders' Options, less the aggregate exercise price of the Options held by the Optionholders.
"Closing Phantom Award Amount" means an amount equal to the total sum of the Phantom Award Recipients' aggregate Pro Rata Share of the Estimated Closing Cash Proceeds in respect of the Phantom Units.
"Closing Statement" is defined in Section 2.04(a).
"Closing Working Capital" means Working Capital as of the Measurement Time.
"Closing Working Capital Maximum" means $30,730,000.
"Closing Working Capital Minimum" means $22,730,000.
"Code" means the Internal Revenue Code of 1986, as amended.
"Common Units" means the Common Units of the Company
"Company" is defined in the Preamble.
"Company Counsel" is defined in Section 13.15.
"Company Documents" is defined in Section 5.03(a).
"Company Intellectual Property" means any and all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries, including the Scheduled Company Intellectual Property and any

other trade secret, technology, software or other copyrightable, patentable, trademarkable or otherwise proprietary work owned or purported to be owned by the Company and its Subsidiaries.
"Company IT Assets" is defined in Section 5.11(b)(xv).
"Confidentiality Agreement" is defined in Section 8.05.
"Consulting Agreement" means that certain Consulting Agreement, dated as of December 11, 2018, by and between StonePoint Materials LLC (f/k/a VantaCore Partners LLC) and Sun Consultant, as amended by Amendment No. 1, dated as of June 22, 2020.
"Consulting Termination Agreement" means the Consulting Termination Agreement attached hereto as Exhibit C.
"Contract" means any contract, lease, license, indenture, note, bond, mortgage, loan, instrument or other agreement (including any amendments and other modifications thereto), whether written or oral.
"COVID-19" means SARS-CoV-2 or any disease or infections resulting therefrom, including COVID-19 and any mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
"COVID-19 Measures" means any quarantine, "shelter in place," "stay at home," workforce reduction, social distancing, shut down, closure, sequester or any other Laws, directives, guidelines or recommendations by any Governmental Body in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
"D&O Tail Policies" is defined in Section 8.02(a).
"Disclosure Schedules" is defined in Section 13.06.
"DL" is defined in Annex I.
"Electronic Delivery" is defined in Section 13.10.
"Enterprise Value" means Three Hundred Seventy Five Million Dollars ($375,000,000).
"Environmental Laws" means all Laws concerning pollution or protection of the environment, natural resources, or the protection of human health and safety from exposure to hazardous substances.
"Environmental Permit" is defined in Section 5.16(a)(iv).
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" of the Company means any other corporation or trade or business controlled by, controlling, or under common control with the Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).
"Escrow Agent" means Citibank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.
"Escrow Agreement" means an escrow agreement in the form of Exhibit A.

"Estimated Closing Cash Proceeds" is defined in Section 2.04(a).
"Excluded Claims" is defined in Section 10.04(a).
"Financial Statements" is defined in Section 5.04(c).
"Firm" is defined in Section 2.04(d).
"Fraud" means, with respect to a Person, the knowing and intentional fraud of such Person in such Person's making of an express representation or warranty contained in this Agreement or contained in any certificate delivered by such Person at Closing pursuant to this Agreement, with the actual knowledge of such Person that such representation or warranty was false when made (as opposed to the making of a representation or warranty (affirmatively or by omissions) negligently, recklessly or without actual knowledge of its truthfulness) and which was made with the actual intent of such Person of deceiving and inducing the party hereto to whom such representation and warranty was made herein or in such certificate to enter into or consummate the transactions contemplated by this Agreement and upon which such party hereto reasonably and justifiably relied (subject, for the avoidance of doubt, to Sections 8.06 and 10.01) to its detriment.
"Fundamental Representations" means the representations and warranties set forth in Section 4.01 (Authority Validity and Effect), Section 4.02 (Title to Units), Section 4.03(a) (No Violation), Section 4.06 (Brokerage), Section 5.01 (Organization and Power), Section 5.02 (Subsidiaries), Section 5.03(a) (Authorization; No Breach), Section 5.04(a) through (d) (Capitalization) and Section 5.18 (Brokerage).
"GAAP" means United States generally accepted accounting principles.
"Governmental Body" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local, municipal, non-U.S., or other government, or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).
"Hazardous Substance" means any substance, material or waste that is regulated, listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant, or words of similar meaning or regulator effect, under or pursuant to any Environmental Laws, including petroleum and derivatives thereof, radiation, per- and polyfluoroalkyl substances and friable asbestos.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
"Incentive Plans" is defined in Section 5.14(a).
"Indebtedness" means, without duplication, as of any particular time, (i) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith) (other than in respect of the PPP Loan); (ii) Liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (iii) Liabilities of the Company and its Subsidiaries to pay the deferred purchase price of property or services (other than in respect of any trade payables incurred in the Ordinary Course of Business, any holdback arrangements for which the cash subject thereto constitutes Restricted Cash, or any earnouts or similar obligations related to past acquisitions set forth on the Earnout Obligations Schedule); (iv) Liabilities of the Company and its Subsidiaries in respect of letters of credit, performance bonds, bankers acceptances or similar obligations, but only to the extent drawn or called, as applicable; (v) all Liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) the amount of the Capital Lease Obligations, (vii) the Tax Liability Amount; and (viii) any "success fees" or bonuses payable to employees of the Company or any of its Subsidiaries at or in connection with the Closing arising solely from or otherwise triggered solely by the closing of the transactions contemplated hereby (excluding (a) any payments to the Phantom Award Recipients with respect to their Phantom Units in accordance with this Agreement to the extent all payment obligations pursuant to the Phantom Units are otherwise satisfied in full pursuant to the terms of this Agreement (except, for the avoidance of doubt, as set forth in subsection (ix) below regarding certain obligations of the Company and its Subsidiaries) and (b) any consideration payable to any employee due to actions or decisions made by the Purchaser at or after the Closing), including the employer's portion of any employment, payroll or social security Taxes; (ix) Liabilities of the Company and its Subsidiaries in respect of payroll or withholding Taxes, Federal Insurance Contribution Act Taxes and any unemployment insurance with respect to any amounts paid by the Company to the Optionholders and Phantom Award Recipients pursuant to this Agreement; provided, that any such Taxes shall not include the Social Security tax portion of Federal Insurance Contribution Act Taxes payable with respect to the recipients of such payments who are employees of the Company or its Subsidiaries whose total compensation (other than the amounts paid in respect of their Options pursuant to this Agreement) that would be payable to them by the Company or one of its Subsidiaries, as applicable, during the calendar year in which the Closing occurs (assuming all such recipients remained employed by the Company or one of its Subsidiaries for the entire year and disregarding any transaction, retention or change-in-control bonus payment payable in connection with the transaction contemplated hereby) is anticipated to be in excess of the social security wage base for the calendar year in which the Closing occurs, (x) Liabilities of the Company and its Subsidiaries in respect of rental equipment hour overages in the amount of $250,000 (which amount, for the avoidance of doubt, is fixed and not subject to adjustment hereunder) and (xi) in respect of all obligations of Indebtedness referred to above, in the foregoing clauses (i) through (x) payment of which is the responsibility or Liability of the Company or its Subsidiaries, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, or which is secured by a Lien on any property or asset of the Company (other than a Permitted Lien); provided, that "Indebtedness" shall not include any such liabilities or obligations between or among the Company or any of the Company's Subsidiaries or any liabilities or obligations with respect to any undrawn or uncalled customs, surety or performance bonds (or any similar instruments).
"Insurance Policies" is defined in Section 5.15.
"Intellectual Property" means all rights, title and interest in and to all intellectual property in any jurisdiction throughout the world, whether registered or unregistered, including: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, corporate names, trade names, logos and slogans, together with all goodwill associated with each of the foregoing (collectively "Trademarks"); (iii) copyrights, copyrightable works and works of authorship; (iv) registrations and applications for any of the foregoing in clauses (i) through (iii); (v) trade secrets, proprietary information, know how, inventions, methods and processes (whether or not patentable); (vi) Internet domain names and website content; and (vii) intellectual property rights in computer software (including source code, executable code, algorithms, data, and databases); all of the foregoing, including the right to sue for past, present and future infringement, misappropriation or other violation thereof, and the right (if any) to receive all damages, payments, costs, and fees associated therewith.

"Intermediate" means StonePoint Intermediate Holding, LLC, a Delaware limited liability company.
"IRS" means the United States Internal Revenue Service.
"JAMS" is defined in Section 13.12(a).
"K&E LLP" is defined in Section 13.14(g).
"Knowledge" means, with respect to the Company, the actual knowledge of Kevin Black, Nick Coder, Sean Cotham, Perry Donahoo, Barry Fink, Sean McGrath, and Colin Oerton.
"Latest Balance Sheet" is defined in Section 5.04(c).
"Law" means any law, statute, code, ordinance, rule, regulation, judgment, Order, decree, or other pronouncement having the effect of law of any Governmental Body.
"Lease" is defined in Section 5.08(b).
"Leased Real Property" is defined in Section 5.08(b).
"Liability" means any liability, debt, obligation, Tax, penalty, fine, damage, claim, assessment, amount to be paid in settlement, judgment or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.
"Liens" means liens, security interests, charges or encumbrances, other than licenses of Intellectual Property.
"Losses" means, with respect to any Person, any losses, Liabilities, or damages (including interest, penalties, attorneys' and other professionals' fees and expenses, and court costs) against or affecting such Person; provided, Losses will not include "punitive" damages unless such punitive damages are actually paid to a third-party.
"Material Adverse Change" means any event, act, change, or circumstance that has had or would reasonably be expected to have a materially adverse effect on the condition, financial or otherwise, business or results of operations of the Company and its Subsidiaries, taken as a whole, and shall exclude any change resulting or arising from: (i) any change in any Law; (ii) any change in interest rates, credit markets, currency exchange rates or general economic conditions (including changes in the price of gas, oil or other natural resources, commodities or chemicals); (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; (iv) the entry into this Agreement or the announcement or consummation of the transactions contemplated by this Agreement and the other agreements referenced herein; (v) any action taken by or at the request of the Purchaser or any of its Affiliates; (vi) any omission to act or action taken with the consent of the Purchaser (including those omissions to act or actions taken which are permitted by this Agreement); (vii) any national or international political event or occurrence, including acts of war or terrorism; (viii) any natural or manmade disasters, hurricanes, floods, tornados, tsunamis, earthquakes or other acts of God; (ix) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law issued by a Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, "sheltering-in-place," curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any worsening of such conditions; (x) any political or social conditions, civil unrest, protests, public demonstrations or the response of any Governmental Body thereto or any escalation or any worsening thereof; (xi) the availability or cost of equity, debt or other financing to the Purchaser and its Affiliates; or (xii) any failure by the Company or any Subsidiary thereof to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (ix) shall not prevent a determination that any change underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Change (to the extent the effect(s) of such change is not otherwise excluded from this definition of Material Adverse Change)); provided, that, in the case of the foregoing clauses (i), (ii), (iii), (v), (vi), (vii), and (viii) if such effect disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry and in the markets in which the Company and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Change has occurred or will occur.
"Measurement Time" means 12:01 a.m. Eastern Time on the Closing Date.
"Mines" means all Leased Real Property and Owned Real Property used in and necessary for the mining and processing operations (including dredging) of the Company and its Subsidiaries and including non-operational quarries and plants and real property held by the Company and its Subsidiaries for future reserves exploitation.
"Non-Recourse Party" means, with respect to a party, any of such party's former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
"Objection Notice" is defined in Section 2.04(d).
"Optionholder" means any holder of Options.
"Options" means all options to acquire Common Units which are exercisable (or will become exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options or at the election of the Company's board of managers)), as of immediately prior to Closing.
"Order" means any order, judgment, ruling, decree or writ of any Governmental Body.
"Ordinary Course of Business" means the usual and ordinary course of normal day-to-day operations of the business, consistent (in scope, manner, amount and otherwise) with the Company's and its Subsidiaries' past practices through the date of this Agreement.
"Outside Date" is defined in Section 9.01(c).
"Owned Real Property" is defined in Section 5.08(c).
"Party-Appointed Arbitrators" is defined in Section 13.12(a).
"Pension Plans" is defined in Section 5.14(a).
"Permit" means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

"Permitted Liens" means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved; (ii) Liens for Taxes and other governmental charges not yet due or payable or the validity or amount of which are being contested in good faith by appropriate proceedings for which adequate reserves have been established and are maintained in accordance with GAAP; (iii) landlord's, mechanic's, materialmen's, and other similar statutory Liens arising or incurred in the ordinary course of business securing amounts not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves have been established and are maintained in accordance with GAAP; (iv) purchase money Liens (except with respect to Owned Real Property) and Liens securing rental payments under capital lease arrangements; (v) Liens set forth on the Permitted Liens Schedule; (vi) zoning, building codes and other land use Laws regulating the use, occupancy or operation of any real property or the activities conducted thereon which are imposed by any Governmental Body, that do not materially impair the value or current use, occupancy or operation of the affected real property; (vii) easements, rights, covenants, conditions and restrictions of public record or that would be disclosed by a current, accurate survey or title insurance policy and do not materially interfere with the use, occupancy or operation of such real property or materially impact the value of such real property; (viii) Liens arising in the ordinary course of business (including customer return rights, warranty claims, rebates, refunds and other discounts to customers) and not incurred in connection with the borrowing of money; (ix) Liens in the form of security deposits or otherwise collateralized with letters of credit or similar instruments; and (x) Liens that will be terminated in connection with the Closing.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
"Phantom Award Agreements" means the Equity Equivalent Agreements, dated as of April 12, 2019 and April 15, 2019, by and between the Company and each of Nick Coder and Colin Oerton, respectively.
"Phantom Award Recipients" means each of Nick Coder and Colin Oerton.
"Phantom Units" has the meaning set forth in the Phantom Award Agreements.
"Plans" is defined in Section 5.14(a).
"PPP Loan" means that certain U.S. Small Business Administration Loan # 55430770-03, dated as of April 14, 2020, made by Woodforest National Bank to River Aggregates, LLC, in the principal amount of $286,900.00.
"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.
"Privileged Materials" is defined in Section 13.15.
"Privileges" is defined in Section 13.15.
"Pro Rata Share" means, for any Person, an amount (expressed as a percentage) equal to a fraction, the numerator of which is (i) the sum of (A) the total number of Common Units (if any), plus (B) the total number of Common Units that are issuable upon the exercise of Options (if any), plus (C) the total number of Phantom Units (if any), in each case, owned by such Person as of immediately prior to the Closing, and the denominator of which is (ii) the sum of the (A) the total number of Common Units, plus (B) the total number of

Common Units that are issuable upon the exercise of all Options, plus (C) the total number of Phantom Units, in each case, issued and outstanding as of immediately prior to the Closing.
"Proceeding" means any action, suit, charge, complaint, grievance, arbitration, inquiry, mediation, audit, investigation, litigation or other similar proceeding (whether civil, criminal or administrative) brought, conducted or heard by or before any Governmental Body or arbitrator.
"Purchase Price Adjustment Escrow Account" is defined in Section 2.03(f).
"Purchase Price Adjustment Escrow Amount" means an amount equal to Three Million dollars ($3,000,000).
"Purchase Price Adjustment Escrow Funds" means the amount of cash held from time to time by the Escrow Agent in the Purchase Price Adjustment Escrow Account pursuant to the Escrow Agreement.
"Purchaser" is defined in the Preamble.
"Purchaser Adjustment Amount" is defined in Section 2.04(g)(i).
"Purchaser Documents" is defined in Section 6.01.
"Purchaser Indemnified Parties" is defined in Section 11.03.
"R&W Insurance Policy" means that certain representations and warranties insurance policy attached hereto as Exhibit B.
"Released Claims" is defined in Section 10.04(a).
"Releasee" is defined in Section 10.04(a).
"Releasor" is defined in Section 10.04(a).
"Representative" is defined in the Preamble.
"Representative Holdback Amount" means an amount equal to Five Million Dollars ($5,000,000).
"Restricted Cash" means any (a) cash and cash equivalents included on the balance sheet of the Company or its Subsidiaries that is (i) held in foreign bank accounts or (ii) not freely usable by the Company or its Subsidiaries immediately following Closing due to restrictions or limitations on use or distribution by Law or Contract (including, for the avoidance of doubt, the indemnification holdback amount set forth in the Road Builder APA (such indemnification holdback amount equaling $2,650,000)), or (b) cash held by the Company and its Subsidiaries for third parties, in each case, that would otherwise be included in Cash.
"Retained Employees" is defined in Section 10.03(a).
"RICO" is defined in Section 10.01.

"Road Builder APA" means that certain Asset Purchase Agreement, dated as of November 8, 2019, by and amount RB Aggregates, LLC, RB Paving and Construction, LLC, RB Parkway, LLC, Road Builders, LLC, Laura Dozer, Teresa Dozer, John Stovall and the John Stovall Business Trust and The Laura Michelle Elliott Trust.
"Schedule" means a schedule of the Disclosure Schedules.
"Scheduled Company Intellectual Property" is defined in Section 5.11(a).
"Seller Adjustment Amount" is defined in Section 2.04(g)(ii).
"Sellers" are defined in the Preamble.
"Straddle Period" means a taxable period beginning on or before the Closing Date and ending after the Closing Date.
"Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
"Sun Consultant" means Sun Capital Partners Management VI, LLC, a Delaware limited liability company.
"Tax" means (i) any United States, federal, state, local or non-U.S. tax, assessment, fee, duty, levy or other like charge of any Governmental Body whether or not disputed (including any income, gross receipts, capital stock, capital gains, franchise, branch profits, profits, windfall profits, withholding, social security (or similar), ad valorem, value added, payroll, employment, unemployment, disability, real property, personal property, escheat and unclaimed property obligations, customs duties, stamp, excise, registration, production, occupation, sales, use, goods and services, harmonized sales, provincial sales, transfer, net worth, alternative and add-on minimum, premium, estimated or other similar tax); (ii) any fine, interest, penalty, additional taxes or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Body; and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, or Treasury Regulations §1.1502-6 (or any similar provision of applicable Law or any predecessor or successor thereof).
"Tax Liability Amount" means the amount (which shall not be below zero) equal to the sum of (i) accrued and unpaid income Taxes of the Company and its Subsidiaries for any taxable period (or portion thereof) beginning on or after January 1, 2020 and ending on or before the Closing Date (calculated for any Straddle Period in accordance with Section 12.01), including, for the avoidance of doubt, any amounts that, in accordance with GAAP, would be properly accrued as income Tax liabilities (including by reason of Treasury Regulations §1.1502-6 (or any similar provision of applicable Law or any predecessor or successor thereof)) payable on the balance sheet of the Company or its Subsidiary; and (ii) any amount of unpaid payroll Taxes that have been deferred by the Company or any of its Subsidiaries as permitted under the CARES Act that otherwise would have been required to be withheld and paid (and, for the avoidance of doubt, excluding any such Taxes constituting Indebtedness hereunder). In the case of each of the preceding clauses (i) and (ii), the Tax Liability Amount shall be calculated (A) as of the Closing as if the taxable year of the Company or its Subsidiary ended on the day of Closing, (B) by excluding all deferred Tax liabilities and deferred Tax assets, (C) by including in taxable income all adjustments under Code §481 that, as of the Closing Date, have not previously been included in income by the Company or its Subsidiaries, (D) by taking into account any payments of estimated Taxes (including, for avoidance of doubt, any overpayments available to offset such Taxes), (E) in accordance with past practices of the Company and its Subsidiaries, unless otherwise required by Law, (F) by taking into account any Transaction Tax Deductions (to the extent such Transaction Tax Deductions are deductible against such Taxes under applicable Tax Law), and (G) without regard to any transactions or events outside the ordinary course of business occurring after the Closing.
"Tax Returns" means any return, amended return, claims for refund, tax credit, estimated Tax, incentive or benefit, report, information return, declaration, or other document (including schedules thereto or amendments thereof, or any related or supporting information) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or the administration of any Laws relating to any Tax.
"Transaction Expenses" means, without duplication, to the extent not paid prior to the Closing, the amount of (i) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants) incurred by the Sellers or the Company prior to the Closing in connection with this Agreement, (ii) all fees payable by the Company or any of its Subsidiaries to the Sun Consultant or its Affiliates in connection with this Agreement or the transactions contemplated hereby, (iii) 50% of the costs, fees and expenses of the D&O Tail Policies; and (iv) 50% of any costs, fees and expenses of the Escrow Agent. Notwithstanding the foregoing, "Transaction Expenses" will exclude all costs, fees and expenses and payment obligations to the extent included in Indebtedness.
"Transaction Tax Deductions" means, without duplication, the aggregate amount of all income tax deductions available at a "more likely than not" (or higher) level of comfort resulting from fees, costs and expenses incurred by the Company or any of its Subsidiaries related to or arising out of the transactions contemplated by this Agreement, including (i) any and all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by the Company or any of its Subsidiaries in connection with or resulting from the Closing, (ii) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in respect of the Indebtedness in connection with the Closing, (iii) all fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with or incident to this Agreement and the transactions contemplated hereby, including, to the extent "more likely than not" deductible, any such legal, accounting and investment banking fees, costs and expenses, (iv) all deductions in respect of the exercise, or payment for the cancellation of, Options in connection with the Closing, and (v) any employment or payroll Taxes with respect to the amounts set forth in the foregoing clauses (i) and (iv). The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of the foregoing clause (iii).
"Transfer Taxes" is defined in Section 12.02.

"Treasury Regulations" means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
"Units" is defined in the Recitals.
"Valuation Firm" is defined in Section 2.04(d).
"Waived 280G Benefits" is defined in Section 7.08(b).
"WARN" means the Worker Adjustment and Retraining Notification Act, as amended.
"Warranty" is defined in Section 5.27(b).
"Water Rights" is defined in Section 5.24(f).
"Welfare Plans" is defined in Section 5.14(a).
"Working Capital" means (i) only those specific line items designated as "current assets" on the Working Capital Schedule, minus (ii) only those specific line items designated as "current liabilities" on the Working Capital Schedule, in each case, for the Company and its Subsidiaries on a consolidated basis calculated in accordance with the Accounting Principles and subject to the specific adjustments set forth on the Working Capital Schedule. For the avoidance of doubt, Working Capital shall exclude Cash, Indebtedness, Transaction Expenses and any current or deferred income Tax assets or liabilities. The Working Capital Schedule sets forth an illustrative example of the calculation of Working Capital (including any such specific adjustments thereto for purposes of calculating Working Capital), as of 12:01 a.m. Eastern Time on February 28, 2021. Such calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty in respect thereof.
"Working Capital Purchaser Adjustment Amount" is defined in Section 2.04(g)(iii).
"Working Capital Seller Adjustment Amount" is defined in Section 2.04(g)(iv).
1.02    Other Definitional Provisions.
(a)    Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.
(c)    Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
(d)    "Including," etc. The term "including," "includes" and terms of similar import have the inclusive meaning frequently identified with the phrase "but not limited to" or "without limitation".

(e)    Singular and Plural Forms. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.
(f)    "Or". The word "or" is not exclusive.
(g)    "To the extent". The phrase "to the extent" means the degree by which, and not "if."
(h)    Internal References. References herein to a specific article, section, subsection, clause, recital, schedule, annex or exhibit shall refer, respectively, to articles, sections, subsections, clauses, recitals, schedules, annexes or exhibits of this Agreement, unless otherwise specified.
(i)    Gender. References herein to any gender shall include each other gender.
(j)    Heirs, Executors, etc. References herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(j) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.
(k)    Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.
(l)    Time Period. With respect to the determination of any period of time, the word "from" or "since" means "from and including" or "since and including," as applicable, and the words "to" and "until" each means "to but excluding".
(m)    Contract. References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto).
(n)    Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.
(o)    Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.
(p)    "Dollar," etc. The terms "dollars" or "$" mean dollars in the lawful currency of the United States of America and all payments made pursuant to this Agreement shall be in United States dollars.
Article II

PURCHASE AND SALE OF THE UNITS
2.01    Purchase and Sale of the Units
. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall purchase from the Sellers, and the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser, all of the Units, free and clear of all Liens (other than Liens and any other transfer restrictions arising under applicable securities Laws).

2.02    The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place remotely via the exchange of documents and signature pages at 9:00 a.m. prevailing Eastern Time on the third (3rd) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article III (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) or on such other date as is mutually agreed to in writing by the Purchaser and the Company; provided, that in no event shall the Closing take place prior to April 9, 2021, unless an earlier date is specified in writing by the Purchaser upon at least five (5) Business Days' prior written notice to the Representative. The date of the Closing is referred to herein as the "Closing Date".
2.03    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:
(a)    the Sellers shall deliver to the Purchaser all of the certificates, if any, evidencing the Units, accompanied by duly executed unit powers or other applicable forms of assignment and transfer;
(b)    the Purchaser shall deliver or cause to be delivered to each Seller an amount equal to such Seller's Pro Rata Share of the Estimated Closing Cash Proceeds in respect of such Seller's Common Units, by wire transfer of immediately available funds to the account(s) designated by such Seller;
(c)    the Purchaser shall deliver to the Company an amount equal to the Closing Phantom Award Amount for distribution by the Company to each Phantom Award Recipient of an amount equal to such Phantom Award Recipient's Applicable Phantom Award Portion through the payroll processing system of the Company in accordance with the Company's payroll processes and procedures;
(d)    the Purchaser shall deliver to the Company an amount equal to the Closing Option Amount for distribution by the Company to each Optionholder of an amount equal to such Optionholder's Applicable Option Portion through the payroll processing system of the Company in accordance with the Company's payroll processes and procedures;
(e)    the Purchaser shall repay, or cause to be repaid, on behalf of the Company or its Subsidiaries, as applicable, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified on the Indebtedness Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;
(f)    the Purchaser shall deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the "Purchase Price Adjustment Escrow Account") established pursuant to the terms of the Escrow Agreement;
(g)    the Purchaser shall pay, on behalf of the Company, all Transaction Expenses (other than Transaction Expenses that are compensatory payments to employees or other service providers of the Company or its Subsidiaries, if any) to each Person who is owed a portion thereof;
(h)    the Purchaser shall deliver to the Company an aggregate amount equal to all Transaction Expenses that are compensatory payments to employees or other service providers of the Company or its Subsidiaries, if any, in each case, for distribution by the Company to such employees or other service providers through the payroll processing system of the Company in accordance with the Company's payroll processes and procedures;
(i)    the Purchaser shall deliver the Representative Holdback Amount by wire transfer of immediately available funds to the account(s) designated by the Representative;

(j)    the Company shall deliver to the Purchaser the Consulting Termination Agreement in the form attached hereto as Exhibit C, duly executed by the Sun Consultant and StonePoint Materials LLC;
(k)    the Company shall deliver to Purchaser a certificate of good standing (or its equivalent), dated not more than ten (10) days prior to the Closing Date, with respect to the Company and its Subsidiaries, in each instance, issued by the Secretary of State (or its equivalent) of the applicable jurisdiction of organization of such Person;
(l)     the Company shall deliver to the Purchaser copies of resolutions of the Company's Board of Managers approving the termination of the Company 401(k) Plan one Business Day prior to Closing contingent upon the consummation of the transaction contemplated by this Agreement; and
(m)    the parties hereto shall make such other deliveries as are required by Article III.
2.04    Closing Cash Proceeds Adjustment.
(a)    At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a good faith estimate of the Closing Cash Proceeds (the "Estimated Closing Cash Proceeds"), including each of the components thereof, based on the Company's and its Subsidiaries' books and records and other information then available. Following delivery of the Company's calculation of the Estimated Closing Cash Proceeds, to the extent reasonably requested by the Purchaser, the Company shall make available to the Purchaser supporting documentation used in preparing the Estimated Closing Cash Proceeds and the Company shall consider any reasonable comments provided by the Purchaser in good faith based on the Purchaser's review of the Estimated Closing Cash Proceeds and such documentation, provided, that if there is a dispute over the Estimated Closing Cash Proceeds, the Estimated Closing Cash Proceeds delivered by the Company shall govern and the obligation of the Company to consider such reasonable comments of the Purchaser regarding the Estimated Closing Cash Proceeds shall in no event require that the Company revise its calculation of the Estimated Closing Cash Proceeds or that the contemplated Closing be postponed or otherwise delayed.
(b)    As promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Representative a statement (the "Closing Statement") setting forth the Purchaser's good faith calculation of the Closing Cash Proceeds, including each of the components thereof, a consolidated balance sheet of the Company and its Subsidiaries as of the Measurement Time (the "Closing Balance Sheet"), and the Purchaser's good faith calculation of the Closing Working Capital.
(c)    The Closing Balance Sheet shall (i) be prepared, and Cash and Closing Working Capital (subject to the specific adjustments set forth on the Working Capital Schedule) shall be determined, in accordance with the Accounting Principles, and (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments, changes arising from or resulting as a consequence of the transactions contemplated hereby or changes due to events or circumstances occurring or arising following the Closing. Notwithstanding anything to the contrary set forth in the immediately preceding sentence, the inventory of the Company and its Subsidiaries which is able to be measured in such fashion shall be measured by unmanned aerial vehicle(s) surveillance by a provider mutually acceptable to the Company, the Purchaser, and the Representative on or immediately prior to the Closing Date, and the Purchaser and the Representative agree to use the measured amount of such inventory for purposes of calculating Closing Working Capital pursuant to this Section 2.04.

(d)    The Purchaser and its Subsidiaries (including the Company and its Subsidiaries) shall (i) permit the Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Statement or the Closing Balance Sheet and the Purchaser's calculation of the Closing Cash Proceeds and Closing Working Capital and provide the Representative with copies thereof (as reasonably requested by the Representative) and (ii) provide the Representative and its representatives reasonable access to the Purchaser's and its Subsidiaries' (including the Company's and its Subsidiaries') employees and advisors (including making their chief financial officer(s) and accountants available to respond to reasonable written or oral inquiries of the Representative or its representatives); provided, that such access does not unreasonably interfere with the normal operations of the Purchaser and its Subsidiaries (including the Company and its Subsidiaries), shall be subject to customary confidentiality requirements, is permissible under applicable Law (after taking into account any applicable COVID-19 Measures) and does not jeopardize the health and safety of any employee of the Purchaser or its Subsidiaries (including the Company and its Subsidiaries). If the Representative disagrees with any part of the Purchaser's calculation of the Closing Cash Proceeds or Closing Working Capital as set forth on the Closing Statement or the Closing Balance Sheet, the Representative shall, within thirty (30) days after the Representative's receipt of the Closing Statement and the Closing Balance Sheet, notify the Purchaser in writing of such disagreement by setting forth the Representative's calculation of the Closing Cash Proceeds or Closing Working Capital, as applicable, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an "Objection Notice"). If an Objection Notice is delivered to the Purchaser, then the Purchaser and the Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Proceeds or Closing Working Capital, as applicable. The Purchaser and the Sellers acknowledge and agree that all discussions related to the Objection Notice are, without prejudice, communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege. In the event that the Purchaser and the Representative are unable to resolve all such disagreements within thirty (30) days after the Purchaser's receipt of such Objection Notice or such longer period as the Purchaser and the Representative may mutually agree in writing, the Purchaser and the Representative shall submit such remaining disagreements to Deloitte, or, if such firm refuses or is otherwise unable to act in such capacity, a nationally-recognized valuation or consulting firm as is acceptable to the Purchaser and the Representative (the "Firm").
(e)    The Firm shall act as an expert and not as an arbitrator, and make a final and binding determination with respect to the Purchaser's and the Company's compliance with this Section 2.04 and the computation of the Closing Cash Proceeds, including each of the components thereof, and Closing Working Capital to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit E. The Purchaser and the Representative shall cooperate with the Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, and Closing Working Capital as soon as practicable. The Firm shall consider only those items and amounts in the Purchaser's and the Representative's respective calculations of the Closing Cash Proceeds, including each of the components thereof, and Closing Working Capital that are in the Objection Notice and identified as being items and amounts to which the Purchaser and the Representative have been unable to agree. In resolving any disputed item, the Firm may not assign a value to any item greater than the greater value for such item claimed by either party in its Initial Report (as defined on Exhibit E) which may not be greater than the corresponding amount in the Closing Statement or Objection Notice, as applicable, or less than the smaller value for such item claimed by either Person in its Initial Report (as defined on Exhibit E) which may not be less than the corresponding amount in the Closing Statement or Objection Notice, as applicable. Except as permitted on Exhibit E hereto in order to clarify or understand any position or argument made by a party in a written submission, the Firm's determination of the Closing Cash Proceeds, including each of the components thereof, and Closing Working Capital shall be based solely on written presentations submitted by the Purchaser and the Representative which are in accordance with the guidelines and procedures (including the definitions of each of the components thereof) set forth in this Agreement (i.e., not on the basis of an independent review). The determination of the Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.
(f)    The costs and expenses of the Firm in determining the Closing Cash Proceeds, including each of the components thereof, and Closing Working Capital shall be borne by the Purchaser, on the one hand, and the Representative, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Purchaser claims the Closing Cash Proceeds or Closing Working Capital are, in the aggregate, one thousand dollars ($1,000) less than the amount determined by the Representative, and the Representative contests only five hundred dollars ($500) of the amount claimed by the Purchaser, and if the Firm ultimately resolves the dispute by awarding the Purchaser three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Representative and forty percent (40%) (i.e., 200 ÷ 500) to the Purchaser. Prior to the Firm's determination of the Closing Cash Proceeds and Closing Working Capital, (i) the Purchaser, on the one hand, and the Representative (on behalf of the Sellers), on the other hand, shall retain the Firm and each pay fifty percent (50%) of any retainer paid to the Firm, and (ii) during the engagement of the Firm, the Firm will bill fifty percent (50%) of the total charges to each of the Purchaser, on the one hand, and the Representative (on behalf of the Sellers), on the other hand. In connection with the Firm's determination of the Closing Cash Proceeds and Closing Working Capital, the Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 2.04(f), and taking into account all fees, costs and expenses of the Firm already paid by each of the Purchaser, on the one hand, and the Representative, on the other hand, as of the date of such determination, the allocation of the Firm's fees, costs and expenses between the Purchaser and the Representative, which such determination shall be conclusive and binding upon the parties hereto.
(g)    Within five (5) Business Days after the Closing Cash Proceeds, including each of the components thereof, and Closing Working Capital is finally determined pursuant to this Section 2.04:
(i)    if the Closing Cash Proceeds as finally determined pursuant to this Section 2.04 are less than the Estimated Closing Cash Proceeds, then the Purchaser and the Representative shall cause the Escrow Agent to pay to the Purchaser from the Purchase Price Adjustment Escrow Funds an amount (which in no case shall exceed the amount of the Purchase Price Adjustment Escrow Funds) (the "Purchaser Adjustment Amount") equal to such deficiency;
(ii)    if the Closing Cash Proceeds as finally determined pursuant to this Section 2.04 are greater than the Estimated Closing Cash Proceeds (the total amount of such excess, the "Seller Adjustment Amount"), then the Purchaser shall pay or cause to be paid (1) to the Representative, for the benefit of and for further distribution to each Seller, each such Seller's Pro Rata Share in respect of such Seller's Common Units of the Seller Adjustment Amount, and (2) to the Company, for the benefit of and for further distribution to each Optionholder and Phantom Award Recipient through the payroll processing system of the Company and its Subsidiaries in accordance with the Company's payroll processes and procedures, an aggregate amount equal to (x) each such Optionholder's Pro Rata Share in respect of such Optionholder's Options and (y) each such Phantom Award Recipient's Pro Rata Share in respect of such Phantom Award Recipient's Phantom Units, in each case, of the Seller Adjustment Amount;

(iii)    if the Closing Working Capital as finally determined pursuant to this Section 2.04 is less than the Closing Working Capital Minimum, then the Purchaser and the Representative shall cause the Escrow Agent to pay to the Purchaser from the Purchase Price Adjustment Escrow Funds remaining after distribution of any amount to the Purchaser pursuant to Section 2.04(g)(i) an amount (which in no case shall exceed the amount of the Purchase Price Adjustment Escrow Funds remaining after distribution of any amount to the Purchaser pursuant to Section 2.04(g)(i)) (the "Working Capital Purchaser Adjustment Amount") equal to such deficiency;
(iv)    if the Closing Working Capital as finally determined pursuant to this Section 2.04 is greater than the Closing Working Capital Maximum (the total amount of such excess, the "Working Capital Seller Adjustment Amount"), then the Purchaser shall pay or cause to be paid (1) to the Representative, for the benefit of and for further distribution to each Seller, each such Seller's Pro Rata Share in respect of such Seller's Common Units of an amount equal to the Working Capital Seller Adjustment Amount, and (2) to the Company, for the benefit of and for further distribution to each Optionholder and Phantom Award Recipient through the payroll processing system of the Company and its Subsidiaries in accordance with the Company's payroll processes and procedures, an aggregate amount equal to (x) each such Optionholder's Pro Rata Share in respect of such Optionholder's Options and (y) each such Phantom Award Recipient's Pro Rata Share in respect of such Phantom Award Recipient's Phantom Units, in each case, of the amount equal to the Working Capital Seller Adjustment Amount;
(v)    if after taking into account the adjustments required by Section 2.04(g)(i) through Section 2.04(g)(iv) there are any remaining Purchase Price Escrow Funds, then the Purchaser and the Representative shall cause the Escrow Agent to pay (A) to the Representative, for the benefit of and for further distribution to each Seller, each such Seller's Pro Rata Share in respect of such Seller's Common Units of such remaining Purchase Price Adjustment Escrow Funds, and (B) to the Company, for the benefit of and for further distribution to each Optionholder and Phantom Award Recipient through the payroll processing system of the Company and its Subsidiaries in accordance with the Company's payroll processes and procedures, an aggregate amount equal to (x) each such Optionholder's Pro Rata Share in respect of such Optionholder's Options and (y) each such Phantom Award Recipient's Pro Rata Share in respect of such Phantom Award Recipient's Phantom Units, in each case, of such remaining Purchase Price Adjustment Escrow Funds; and
(vi)    in no event shall either (A) the sum of the Purchaser Adjustment Amount and the Working Capital Purchaser Adjustment Amount exceed the amount of the Purchase Price Adjustment Escrow Funds, or (B) the sum of the Seller Adjustment Amount or the Working Capital Seller Adjustment Amount exceed the amount of the Purchase Price Adjustment Escrow Funds.
(h)    All payments to be made pursuant to Section 2.04(g) shall (x) be treated by all parties for tax purposes as adjustments to the Enterprise Value and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser or the Representative, as applicable. The payments described in Section 2.04(g) shall be the sole and exclusive remedy of the Purchaser and the Sellers for any and all claims arising under this Agreement with respect to this Section 2.04.

2.05    Certain Payments. The Company shall act as paying agent in effecting (a) the payment of the Closing Phantom Award Amount to the Phantom Award Recipients through the Company's or one of its Subsidiary's payroll system on the Closing Date, subject to the Phantom Award Agreements, and (b) any other payments that are compensatory for income Tax purposes and are made in connection with the transactions contemplated hereby to any individual employed by the Company or any of its Subsidiaries (including any payments made hereunder to any Optionholder or pursuant to Section 2.03(h)). The Company (or any other Person that has any withholding obligation with respect to any payment made pursuant to this Section 2.05) shall be entitled to deduct and withhold from any payments to be made pursuant to this Section 2.05 any Taxes required to be deducted and withheld with respect to the making of such payments under the Code or any other applicable provision of Law. To the extent that amounts are so withheld and timely paid over to the applicable taxing authority, such withheld amounts shall be treated for all purposes as having been paid to such Phantom Award Recipient, Optionholder or other Person, as applicable, on behalf of whom such deduction and withholding was made.
2.06    Withholding. The Purchaser (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person in such amounts as the Purchaser or such other Person is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Law; provided, that the Purchaser or such other Person shall provide the Representative with reasonable notice at least three (3) Business Days prior to withholding any amounts pursuant to this Section 2.06, and shall work in good faith with the Representative and the Sellers to minimize any such withheld amounts. To the extent that amounts are so withheld and are timely paid over to the applicable Tax authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Article III

CONDITIONS TO CLOSING
3.01    Conditions to the Purchaser's Obligation. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions immediately prior to the Closing:
(a)    (i) the representations and warranties set forth in Article IV and Article V of this Agreement (other than the Fundamental Representations) shall be true and correct (without giving effect to any limitation or qualification that includes the word "material," "materiality" or "Material Adverse Change" set forth therein) as of the Closing Date, except (A) to the extent that the failure of such representations and warranties to be true and correct does not constitute a Material Adverse Change, and (B) for those representations and warranties which expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct (without giving effect to any limitation or qualification that includes the word "material," "materiality" or "Material Adverse Change" set forth therein) as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not constitute a Material Adverse Change; (ii) the Fundamental Representations (other than the representations and warranties set forth in Section 5.04(a) through (d)) shall be true and correct in all material respects as of the Closing Date, except for those representations and warranties which expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; (iii) the representations and warranties set forth in Section 5.04(a) through (d) shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date, except for those representations and warranties which expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects, except for de minimis inaccuracies, as of such earlier date; (iv) there shall not have occurred a Material Adverse Change since the date hereof;
(b)    the Company, the Representative and the Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing; and
(c)    the Company shall have delivered to the Purchaser a certificate signed by an officer of the Company in the form of Exhibit F, dated as of the Closing Date, certifying that the conditions specified in Sections 3.01(a) and 3.01(b) have been satisfied.
3.02    Conditions to the Company's and the Sellers' Obligations. The obligations of the Company, the Representative and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions immediately prior to the Closing:
(a)    the representations and warranties set forth in Article VI shall be true and correct as of the Closing Date, except to the extent such failure to be so true and correct would prevent, materially impair or materially delay the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement;
(b)    the Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing; and
(c)    the Purchaser shall have delivered to the Company and Representative a certificate signed by an officer of the Purchaser in the form of Exhibit G, dated as of the Closing Date, certifying that the conditions specified in Sections 3.02(a) and 3.02(b) have been satisfied.
3.03    Conditions to All Parties' Obligations. The obligation of each of the Company, the Sellers, the Representative and the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of immediately prior to the Closing:
(a)    no final, binding and non-appealable injunction, order, judgment, decision, decree or ruling shall have been issued, promulgated, enacted or enforced by any Governmental Body after the date hereof enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby; and
(b)    this Agreement shall not have been terminated in accordance with Section 9.01.
3.04    Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 3.01, 3.02 or 3.03, as the case may be, if such failure was caused by such party's failure to comply with any provision of this Agreement.
Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller, with respect to such Seller only and severally (and not jointly and severally), represents and warrants to the Purchaser that the statements in this Article IV are true and correct, except as set forth in the Disclosure Schedules.

4.01    Authority, Validity and Effect. Such Seller has all requisite power and authority or legal capacity, to the extent applicable to such Seller, to enter into and perform such Seller's obligations under this Agreement and the Ancillary Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and each of the Ancillary Documents, as applicable, has been duly executed and delivered by such Seller pursuant to all necessary corporate (or comparable) authorization, to the extent applicable to such Seller, and is the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity.
4.02    Title to Units. Such Seller legally and beneficially owns the Common Units set forth on the Capitalization Schedule as being owned by such Seller free and clear of any and all Liens, other than Liens under securities Laws and, at the Closing, such Seller shall deliver to the Purchaser good and valid title to the Common Units owned by such Seller as set forth on the Capitalization Schedule, free and clear of all Liens other than Liens and transfer restrictions arising under applicable securities Laws. Except for (a) such Seller's Pro Rata Share of the Closing Cash Proceeds (whether in respect of such Seller's Common Units, Options or Phantom Units), (b) any cash payment or release of funds from escrow to such Seller pursuant to Section 2.04, and (c) as set forth on the Capitalization Schedule, such Seller is not entitled to any payments or other consideration with respect to any Units or other equity securities of the Company or its Subsidiaries.
4.03    No Violation. Such Seller is not subject to or obligated under (a) its governing documents, (b) any applicable Law, (c) any Contract, franchise or permit, or (d) any Order, which would be breached, violated or conflict with such Seller's execution, delivery or performance of this Agreement or the Ancillary Documents to which such Seller is a party or result in any Lien on any of the Units, other than, in the case of clauses (b), (c) and (d), such breaches, violations or conflicts that would not prevent, materially delay or materially impair the ability of such Seller to execute and deliver this Agreement or the Ancillary Documents to which such Seller is a party or consummate the transactions contemplated hereby or thereby.
4.04    Governmental Bodies; Consents. Except for the requirements of the HSR Act that have been satisfied prior to the date hereof, such Seller is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by such Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
4.05    Litigation. There are no Proceedings pending or, to the knowledge of such Seller, threatened against or affecting such Seller at law or in equity, or before or by any Governmental Body, which would adversely affect such Seller's performance under this Agreement or the consummation of the transactions contemplated hereby.
4.06    Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Purchaser that the statements in this Article V are true and correct, except as set forth in the Disclosure Schedules.
5.01    Organization and Power. The Company is duly formed, validly existing and in good standing under the applicable Laws of the State of Delaware, and the Company has all requisite limited liability company power and authority to own, operate, use or lease its properties and to carry on its businesses as now conducted. The Company is qualified to do business and is in good standing (or the equivalent) in every jurisdiction in which its ownership or leasing of property or the conduct of business as now conducted requires the Company to qualify, except where the failure to be so qualified would not, whether individually or in the aggregate, constitute a Material Adverse Change.
5.02    Subsidiaries. Except as set forth on the Subsidiary Schedule, the Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity interest in any other Person. Except as set forth on the Subsidiary Schedule, the Company owns, directly or indirectly, of record and beneficially, all shares, capital stock and other equity interests in each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens and Liens arising under applicable securities Laws), and all such shares, capital stock and other equity interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests). Each of the Subsidiaries of the Company is duly incorporated, formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of incorporation, formation or organization, and each of the Subsidiaries of the Company has all requisite corporate (or comparable) power and authority to own, operate, use or lease its properties and to carry on its businesses as now conducted. Each of the Subsidiaries of the Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership or leasing of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.
5.03    Authorization; No Breach.
(a)    The Company has full limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to be executed by the Company in connection with the transactions contemplated by this Agreement (the "Company Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company action, and no other limited liability company Proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity. The Company has delivered to Purchaser true, correct and complete copies of the certificates of formation, incorporation or articles of association or bylaws or other organizational documents of the Company and each of its Subsidiaries, in each case as amended and in effect on the date hereof.
(b)    Except for the requirements of the HSR Act that have been satisfied prior to the date hereof, and as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company or its Subsidiaries with any of the provisions hereof or thereof, do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, result in the creation of any Lien upon any material properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any material payment under, or require any material action by or in respect of, or material filing with, any Governmental Body under, any provision of (i) any of the Company's or any of its Subsidiaries' articles of incorporation, by-laws, limited liability company agreement or other organizational documents, (ii) any contract required to be set forth on the Contracts Schedule, (iii) any outstanding Order applicable to the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries, or (iv) any applicable Law to which the Company or any of its Subsidiaries is subject.
5.04    Capitalization.
(a)    As of the date hereof, the Units consist of 1,072,121.95 Common Units, which are held of record by the Sellers as indicated on the Capitalization Schedule. None of the Units are in certificated form. The Sellers own all of the issued and outstanding Units. All of the Units have been validly issued in compliance with all applicable state and federal securities laws, and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.
(b)    66,000 Common Units are issuable upon exercise of outstanding Options and are held of record as indicated on the Optionholders Schedule. The Optionholders Schedule includes, with respect to each Option that was outstanding prior to the Closing: (i) the name of the holder of such Option; (ii) the total number of Common Units that are subject to such Option and the number of Common Units with respect to which such Option is immediately exercisable; (iii) the date on which such Option was granted and the term of such Option; (iv) the vesting schedule for such Option (including any vesting acceleration triggers); and (v) the exercise price per Common Unit purchasable under such Option. Effective as of the Closing, all outstanding Options are canceled and no longer of any force or effect.
(c)    Except as set forth on the Optionholders Schedule, there are no outstanding options, warrants, rights to subscribe to, purchase rights, calls, equity appreciate rights, phantom equity rights, profits interests, scrip or commitments of any character whatsoever (whether or not currently exercisable) relating to, or securities or rights convertible into, or exchangeable for, any shares, shares of capital stock, securities or any other equity interests containing any equity features of the Company, or Contracts, commitments, understandings or arrangements, by which the Company is or may become bound to issue additional shares, shares of its capital stock or other equity interests or options, warrants, rights to subscribe to, purchase rights, calls, equity appreciate rights, phantom equity rights, profits interests, scrip or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares, shares of capital stock, securities or any other equity interests containing any equity features of the Company.
(d)    Except as set forth on the Capitalization Schedule, there are no securities or rights of the Company or any of its Subsidiaries, or Contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares, shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Except as set forth on the Capitalization Schedule, none of the Company nor any of its Subsidiaries have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for equity securities having the right to vote) with the equityholders of any of the Company or any of its Subsidiaries on any matter. Except as set forth on the Capitalization Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares, shares of capital stock or other equity interests of the Company or any of its Subsidiaries.
(e)    None of the Company nor any of its Subsidiaries have taken any action or entered into any transaction that has resulted in, or that will or would reasonable be expected to result in, any material Liability of the Company or any of its Subsidiaries to any current, former or alleged equityholder of the Company in such Person's capacity (or alleged capacity) as an equityholder of the Company.
5.05    Financial Statements.
(a)    Attached to the Financial Statements Schedule are: (a) the Intermediate's unaudited consolidated balance sheets as of January 31, 2021 (the "Latest Balance Sheet") and the related statement of income for the twelve (12)-month period then ended, and (b) Intermediate's audited consolidated balance sheet and statement of income and cash flows for the fiscal year ended December 31, 2020 and the period from December 11, 2018 through December 31, 2019 (the "Audited Financial Statements" and, collectively with the Latest Balance Sheet, the "Financial Statements"). The Financial Statements (including in all cases the notes thereto, if any) have been based upon the information contained in the Company's and its Subsidiaries' books and records, have been prepared in conformity with GAAP consistently applied by the Intermediate without modification of the accounting principles used in preparation thereof throughout the periods presented (except as may be indicated in the notes thereto), and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items, (ii) changes resulting from normal year-end adjustments, and (iii) such other exceptions to GAAP as are set forth on the Financial Statement Schedule.
(b)    The Company and its Subsidiaries have financial reporting systems and maintain adequate internal control procedures over financial reporting that provide reasonable assurance that (i) transactions are executed in all material respects with the appropriate authorization of the management of the Company, (ii) transactions are recorded accurately, promptly and as reasonably necessary to permit preparation of the Financial Statements and to maintain accountability for the Company's and its Subsidiaries' consolidated assets and liabilities, and (iii) accounts, notes and other receivables are recorded accurately and properly and adequate procedures in light of the Company's and its Subsidiaries' size, operations and industry are implemented to effect the collection thereof on a current and timely basis.
5.06    Absence of Undisclosed Liabilities. Except as set forth on the Undisclosed Liabilities Schedule, as of immediately prior to the Closing, the Company and its Subsidiaries will not have any liabilities, other than liabilities (a) that are taken into account in calculating the Closing Cash Proceeds as finally determined pursuant to Section 2.04, (b) set forth or reflected on the Latest Balance Sheet or disclosed in the notes thereof or in the notes to the other Financial Statements, (c) which have arisen in the Ordinary Course of Business after the date of the Latest Balance Sheet (none of which is a liability for breach of contract, tort, violation of Law, infringement or misappropriation), (d) arising under executory Contracts described on the Contracts Schedule or entered into in the Ordinary Course of Business and are not required to be disclosed on the Contracts Schedule pursuant to Section 5.10 (none of which is a liability for breach thereof), (e) incurred in connection with the transactions contemplated by this Agreement, or (f) for which the Purchaser, the Company or any of its Subsidiaries has agreed to be responsible pursuant to this Agreement or any of the other Purchaser Documents or Company Documents, or (g) which are not, and would not reasonably be expected to be, materially adverse to the Company or its Subsidiaries taken as a whole.
5.07    No Material Adverse Change; Absence of Certain Developments.
(a)    Except as set forth on the Developments Schedule, since the date of the Latest Balance Sheet through the date hereof, there has not been any Material Adverse Change.
(b)    Except as set forth on the Developments Schedule, since the date of the Latest Balance Sheet, there has not been any destruction or Loss, whether or not covered by insurance, with respect to the property and assets of the Company or any of its Subsidiaries having a replacement cost of more than fifty thousand dollars ($50,000) for any single damage, destruction or Loss or one hundred thousand dollars ($100,000) for all such destruction or Losses.
(c)    Except as set forth on the Developments Schedule, and except in connection with the transactions contemplated by this Agreement, since the date of the Latest Balance Sheet through the date hereof, the Company and its Subsidiaries have conducted their business and operations in the Ordinary Course of Business in all material respects. Without limiting the generality of the foregoing, and except as set forth on the Developments Schedule and except in connection with the transactions contemplated by this Agreement, since the date of the Latest Balance Sheet through the date hereof, neither the Company nor any of its Subsidiaries has:
(i)    (A) amended or proposed to amend the respective certificates of formation, incorporation or articles of association or bylaws or other organizational documents of the Company or any of its Subsidiaries in any manner or (B) split, combined or reclassified the shares, capital stock or other equity interests of the Company or any of its Subsidiaries;
(ii)    issued, sold, pledged, transferred, or disposed of, or agreed to issue, sell pledge, transfer or dispose of, any shares, shares of capital stock or other equity interests of the Company or any of its Subsidiaries or issued any shares, shares of capital stock or equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued shares, capital stock or other equity interests of the Company or any of its Subsidiaries (other than this Agreement and the agreements contemplated hereby), or grant any equity appreciation or similar rights;
(iii)    (A) redeemed, purchased or otherwise acquired any outstanding shares, shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declared or paid any non-cash dividend or made any other non-cash distribution to any Person other than the Company or one (1) or more of its Subsidiaries; or (B) declared, set aside or made any payment or distribution of cash or other property to any of its equityholders or their Affiliates with respect to such equityholder's equity interest or otherwise, other than (x) to the Sun Consultant pursuant to the Consulting Agreement or (y) as wages or other compensation or benefits paid to employees of the Company or its Subsidiaries in the Ordinary Course of Business;

(iv)    (A) granted to any employee of the Company or any of its Subsidiaries any material increase in compensation, except (1) for pay increases, promotions, and bonuses made in the Ordinary Course of Business, (2) as may be required by applicable Law or the terms of any Plan, or (3) in connection with annual renewals of any welfare plans; (B) materially amended or established any Plan (or any arrangement that would constitute a Plan, if adopted), except (1) to the extent required by Law or the terms of any Plan or Contract or (2) as would not be material and would be in the Ordinary Course of Business; (C) terminated the employment of any employee in the position of vice president or above, other than for cause; or (D) implemented any employee layoffs in violation of the WARN Act;
(v)    sold, leased, transferred, or otherwise disposed of, any material property or material assets owned by the Company or any of its Subsidiaries, except for (A) the sale, lease, licensing, transfer or disposition of inventory or obsolete machinery, equipment, or other assets in the Ordinary Course of Business, (B) as to the Leased Real Property, the expiration or termination of any Lease pursuant to its terms, and (C) the expiration of Intellectual Property in accordance with its statutory terms;
(vi)    except for amendments in the Ordinary Course of Business, amended or terminated (except for a termination resulting from the expiration of a Contract in accordance with its terms) any Contract listed on the Contracts Schedule;
(vii)    acquired any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;
(viii)    except in accordance with the capital budget of the Company and its Subsidiaries, committed or authorized any commitment to make any capital expenditures in excess of two hundred fifty thousand dollars ($250,000) in the aggregate, or failed to make material capital expenditures in accordance with such budget;
(ix)    made any material change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable Law;
(x)    made any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by the Company or any of its Subsidiaries (A) to any Subsidiary of the Company, or (B) to any employee in connection with travel, entertainment or related business expenses or other customary out-of-pocket expenses in the Ordinary Course of Business;
(xi)    (A) changed or revoked any Tax election, (B) made any Tax election other than in the Ordinary Course of Business, (C) changed any annual Tax accounting period, (D) changed any method of Tax accounting principles, methods, policies or practices, (E) entered into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of Law) with any taxing authority relating to Taxes, (F) settled or compromised any claim or assessment in respect of any material amount of Taxes or Liability, (G) consented to any extension or waiver of the limitations period applicable to any Tax claim, assessment or reassessment, (H) prepared or filed any amended Tax Return, (I) surrendered any claim for a

Tax refund, or (J) incurred any liability for Taxes other than in the Ordinary Course of Business;
(xii)    issued, created, incurred, assumed or guaranteed any Indebtedness;
(xiii)    released, assigned, compromised, settled or agreed to settle any material legal Proceeding or material dispute with any customer; or
(xiv)    authorized or agreed to take any action described in this Section 5.07(b).
(d)    Since February 28, 2021, the Company and its Subsidiaries have not accelerated the collection of, or discounted, accounts receivable, or delayed the payment of accounts payable or accrued expenses, other than in the Ordinary Course of Business.
5.08    Title to Properties.
(a)    The Company and its Subsidiaries own good and valid title to, or hold a valid leasehold interest in, all of the material tangible personal property used by them in the conduct of their business, free and clear of all Liens, except for Permitted Liens. Each such item of material tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the Ordinary Course of Business and obsolescence in the Ordinary Course of Business.
(b)    The Leased Real Property Schedule contains a complete and accurate list of all real property leased, subleased, licensed or otherwise occupied by each of the Company and its Subsidiaries as of the date hereof (the "Leased Real Property") and includes the address and parties and a description of all material lease documents related to the Leased Real Properties. The Company has delivered or made available to the Purchaser a true and complete copy of the underlying lease, together with copies of all amendments, extensions, renewals, and guaranties executed in connection therewith (each, a "Lease"). Except as set forth on the Leased Real Property Schedule, with respect to each of the Leases: (i) to the Knowledge of the Company, either the Company or one (1) of its Subsidiaries has a valid, binding and enforceable leasehold interest in each parcel or tract of real property leased, subleased, licensed or otherwise occupied by it, except as limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity; (ii) none of the Company nor any of its Subsidiaries has received written notice of any existing defaults thereunder by the Company or its Subsidiary (as applicable) nor, to the Knowledge of the Company, are there any existing defaults by the lessor thereof; (iii) the Company's (or its Subsidiary's, as applicable) possession and quiet enjoyment of the Leased Real Property has not been disturbed; (iv) the Company (or its Subsidiary, as applicable) has not assigned, sublet or granted any person the right to use, operate or occupy such Leased Real Property; (v) to the Knowledge of the Company, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by any of the Company or its Subsidiaries (as applicable) or, to the Knowledge of the Company, any other party thereto; (vi) none of the Company nor any of its Subsidiaries has received any written notice of any pending or threatened condemnation proceedings in connection with the Leased Real Property; and (vii) none of the Company nor any of its Subsidiaries has entered into any COVID-19 related amendments to any Leases that defer the payment of rents or performance of other obligations by the tenant thereunder.
(c)    The Owned Real Property Schedule contains a complete and accurate list of all real property owned in fee by each of the Company and its Subsidiaries (the "Owned Real Property"). With respect to each parcel of Owned Real Property: (i) either the Company or a Subsidiary of the Company owns good and marketable title to such parcel of real property, free and clear of all Liens, other than Permitted Liens; (ii) except as set forth on the Owned Real Property Schedule, there are no leases, subleases, licenses, concessions or other agreements entered into by the Company or any of its Subsidiaries granting to any party or parties the right of use or occupancy of any portion of such parcel of real property; (iii) there are no outstanding options or rights of first refusal to purchase such parcel of real property, any portion thereof or interest therein granted by the Company or any Subsidiary; (iv) none of the Company nor any of its Subsidiaries has received any written notice of any pending or threatened condemnation proceedings in connection with such parcel of real property; and (v) the use, operation and occupancy of the Owned Real Property, as currently used, operated and occupied, and the conduct of the business thereon, as currently conducted, complies in all material respects with all deed restrictions related thereto.
(d)    The Owned Real Property and Leased Real Property constitute all of the real property used and operated by the Company or its Subsidiaries in connection with Ordinary Course of Business mining and mining related activities. No other Person has a right to use or occupy any of the Owned Real Property or Leased Real Property in a manner that would materially interfere with or impair the conduct of the Ordinary Course of Business of the Company or its Subsidiaries or the operation of the Mines, except for any such rights which constitute a Permitted Lien and except as permitted by applicable Law or as set forth in any lease for the Leased Real Property.
5.09    Tax Matters
. Except as set forth on the Taxes Schedule:
(a)    the Company and its Subsidiaries have timely filed all income and other material Tax Returns that are required to be filed by them or with respect to them and have timely paid, or caused to be timely paid, all material amounts of Taxes due and owing by them or with respect to them to the proper Governmental Body whether or not shown due on any Tax Return, and all such Tax Returns are true, correct and complete in all material respects;
(b)    all material amounts of Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third-party have been fully paid or properly accrued. The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Body all amounts required to be so withheld and paid under all applicable Laws;
(c)    the Company and its Subsidiaries have collected all material amounts of sales and use, value added, goods and services and other similar Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Body, or have been furnished properly completed exemption certificates;
(d)    neither the Company nor any of its Subsidiaries has received from any taxing authority any notice of proposed deficiency or adjustment of any amount of material amounts of Taxes that has not been either satisfied by payment, or withdrawn;
(e)    neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Governmental Body in connection with Taxes that requires the Company or any of its Subsidiaries to take any action or to refrain from taking any action, and neither the Company nor any of its Subsidiaries is a party to any agreement with any taxing authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement;
(f)    neither the Company nor any of its Subsidiaries has (i) requested or consented to extend the time (A) within which to file any Tax Return (other than extensions granted in Ordinary Course of

Business), which Tax Return has since not been filed, or (B) in which any income or other material Tax may be assessed or collected by any taxing authority of any Governmental Body, which extension is still in effect, or (ii) waived any statute of limitations in respect of any income or other material amounts of Taxes, which waiver is currently in effect;
(g)    there are no ongoing or pending income or other material Tax audits, investigations or other actions or administrative or judicial proceedings by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries;
(h)    neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under any Tax allocation, sharing, or indemnity agreement or similar Contract (excluding any Contract entered into in the Ordinary Course of Business and not primarily related to Taxes) or any other obligation to indemnify any other Person with respect to Taxes that will have an effect after the Closing;
(i)    there are no Liens (other than Permitted Liens) with respect to Taxes on any of the assets of the Company or any of its Subsidiaries;
(j)    the Company and its Subsidiaries will not be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing that was realized (or reflects economic income) prior to the Closing, including as a result of any (i) change in accounting method or the use of an improper accounting method, in each case, on or prior to the Closing, (ii) closing agreement or similar agreement entered into on or prior to the Closing, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing, or (v) prepaid amount received or deferred revenue realized on or prior to the Closing outside of the Ordinary Course of Business;
(k)    neither the Company nor any of its Subsidiaries (i) is subject to any private letter ruling of the IRS or comparable rulings of any other Governmental Body, (ii) has had (or currently has) a permanent establishment in any country other than the country of its organization, or has ever been (or currently is) subject to Tax in a jurisdiction outside the country of its organization, (iii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter, (iv) has been a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than a group the common parent of which was the Company or any of its Subsidiaries), and (v) has any Liability for any unpaid Taxes of any other Person pursuant to Treasury Regulations §1.1502-6 (or any similar provision of Law), as a transferee or successor, by assumption, or by Contract (excluding any Contract entered into in the Ordinary Course of Business and not primarily related to Taxes), by operation of Law;
(l)    in the last two (2) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361;
(m)    the Company is taxed as a corporation under Subchapter C of the Code for federal and applicable state and local income Tax purposes, and each of the Company's Subsidiaries is classified as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-2(a);
(n)    in the last three (3) years, no claim has been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return such that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file such Tax Return in, that jurisdiction;

(o)    neither the Company nor any of its Subsidiaries is or has been a party to any "reportable transaction," as defined in Code §6707A(c)(1) and Treasury Regulations §1.6011-4(b);
(p)    neither the Company nor any of its Subsidiaries (i) deferred the employer's share of any "applicable employment taxes" under §2302 of the CARES Act, (ii) received or claimed any Tax credits under §7001 through §7005 of the Families First Coronavirus Response Act or §2301 of the CARES Act, and (iii) deferred any payroll tax obligations (including those imposed by Code §3101(a) and §3201) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order; and
(q)    each Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract (excluding any Contract entered into in the Ordinary Course of Business and not primarily related to Taxes) between the Company and its Subsidiaries, on the one hand, and any other Person, on the other hand, has been terminated as of the day immediately preceding the Closing such that, on, from and after the Closing, such agreements shall have no further effect for any taxable year or period and no additional payments shall be required to be made pursuant to any such agreement for any Tax period.
For purposes of this Section 5.09, any reference to the Company and its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into such Company or Subsidiary.
5.10    Contracts and Commitments
.
(a)    Except as set forth on the Contracts Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any:
(i)    collective bargaining agreement;
(ii)    Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of two hundred thousand dollars ($200,000) per annum;
(iii)    Contract relating to the incurrence, assumption or guarantee, whether directly or indirectly, of any Indebtedness or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements, security agreements, or conditional sale or title retention agreements;
(iv)     guaranty of any obligation for borrowed money or other material guaranty;
(v)    lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds twenty-five thousand dollars ($25,000);
(vi)    lease or agreement under which it is lessor of or permits any third-party to hold or operate any property, real or personal, for which the annual rental exceeds twenty-five thousand dollars ($25,000);

(vii)    other than purchase orders entered into in the Ordinary Course of Business, Contracts or group of related Contracts with any supplier required to be listed on the Customers and Suppliers Schedule;
(viii)    other than purchase orders entered into in the Ordinary Course of Business, Contract or group of related Contracts with any customer required to be listed on the Customers and Suppliers Schedule;
(ix)    Contracts which purport to or that prohibit the Company or any of its Subsidiaries from freely engaging in business (including any contract with a non-competition provision with respect to the company or any of its Subsidiaries or any product produced or sold by the Company or any of its Subsidiaries) anywhere in the world or any Contract containing covenants of the Company not to solicit or hire any person with respect to employment;
(x)    Contract containing a minimum purchase requirement by the Company or any of its Subsidiaries to purchase during the twelve (12) month period immediately following December 31, 2020, in the aggregate, a minimum of one hundred thousand dollars ($100,000) or more of goods or services on an annual basis;
(xi)    Contract containing a minimum supply commitment by the Company or any of its Subsidiaries to supply during the twelve (12) month period immediately following December 31, 2020, in the aggregate, a minimum of one hundred thousand dollars ($100,000) or more of goods or services on an annual basis;
(xii)    (A) Contracts providing for the grant of any license, right, permission, consent or non assertion relating to any Intellectual Property by (y) the Company or any of its Subsidiaries to a third party or (z) a third party to the Company or any of its Subsidiaries, and (B) Contracts affecting the Company's or any of its Subsidiaries' ability to use or disclose any material Intellectual Property, in the case of each of the foregoing clauses (A) and (B), other than (1) licenses for commercially available, off the shelf software used by the Company or any of its Subsidiaries, (2) Contracts that arise as a matter of law by implication as a result of sales of products and services by the Company or its Subsidiaries, or (3) Contracts entered into by the Company or any of its Subsidiaries with its customers in the Ordinary Course of Business, under which the Company or its Subsidiaries grants to a customer a non-exclusive license of Company Intellectual Property;
(xiii)    Contracts providing for the authorship, invention, creation, conception or other development of any material Intellectual Property by (A) the Company or any of its Subsidiaries for any third party or (B) a third party for the Company or any of its Subsidiaries, in the case of (B), other than Contracts with employees whereby employees are obligated to assign all intellectual property rights to the Company or one of its Subsidiaries;
(xiv)    Contracts providing for the assignment or transfer of any ownership interest in material Intellectual Property by (A) the Company or any of its Subsidiaries to a third party or (B) a third party to the Company or any of its Subsidiaries, in the case of (B) other than Contracts with Persons whereby such Persons are obligated to assign all intellectual property rights to the Company or one of its Subsidiaries, and in the case of (A), Contracts entered into in the Ordinary Course of Business with customers;

(xv)    Contract containing any future capital expenditure obligation(s) of the Company or any of its Subsidiaries in excess of two hundred fifty thousand dollars ($250,000);
(xvi)    each partnership, strategic alliance or joint venture Contract to which the Company or any of its Subsidiaries is a party;
(xvii)    Contract with a "most favored nation" or similar provision;
(xviii)    Contracts relating to the acquisition or disposition (whether by merger, sale of units, sale of all (or substantially all) assets or otherwise) of any Person or line of business, or other substantial amount of assets (other than inventory and raw materials, or other assets acquired or disposed of in the Ordinary Course of Business), or the future acquisition or disposition (whether by merger, sale of units, sale of all (or substantially all) assets or otherwise) of any Person or line of business, or other substantial amount of assets (other than inventory and raw materials, or other assets acquired or disposed of in the Ordinary Course of Business);
(xix)    Contract that requires the Company or any of its Subsidiaries to indemnify any Person (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business); and
(xx)    Contract under which the Company or its Subsidiaries has made advances or loans to any other Person.
(b)    As of the date hereof, each of the Contracts listed or required to be listed on the Contracts Schedule is in full force and effect, and is a legal, valid and binding obligation of the Company or a Subsidiary of the Company which is party thereto, and, to the Knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity. Except as set forth on the Contracts Schedule, as of the date hereof, neither the Company nor any Subsidiary of the Company (as applicable) is in material default under any Contract listed on the Contracts Schedule, and, to the Knowledge of the Company, the other party to each of the Contracts listed on the Contracts Schedule is not in material default thereunder. Except as set forth on the Contracts Schedule, as of the date hereof, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of the Company, or any Subsidiary of the Company or, to the Knowledge of the Company, any other party under any Contract listed on the Contracts Schedule. To the Knowledge of the Company, as of the date hereof, (i) no party to any Contract listed on the Contracts Schedule has exercised or given written notice that it will exercise any termination rights with respect thereto, and (ii) no party has given written notice of any material dispute with respect to any Contract listed on the Contracts Schedule. The Company has made available to the Purchaser true and correct copies of each Contract listed on the Contracts Schedule, together with all amendments, modifications or supplements thereto.
5.11    Intellectual Property.
(a)    The Intellectual Property Schedule sets forth a list of all (i) registered Trademarks and applications to register Trademarks, (ii) material unregistered and common law trademarks, trade dress and service marks, if any; (iii) issued patents and pending patent applications; (iv) registered copyrights and applications to register copyrights; (v) registered Internet domain names; and (vi) social media accounts, in each case, that are owned by or registered to, the Company or any of its Subsidiaries as of the date hereof (collectively, the "Scheduled Company Intellectual Property").

(b)    Except as set forth on the Intellectual Property Schedule:
(i)    the Company or one of its Subsidiaries has good and valid title to the Company Intellectual Property;
(ii)    the Company Intellectual Property is exclusively owned by or registered to the Company or its Subsidiaries free and clear of all Liens (other than Permitted Liens);
(iii)    the Company and its Subsidiaries are not currently licensing any Company Intellectual Property, other than (a) licenses that arise as a matter of law by implication as a result of sales of products and services by the Company or its Subsidiaries, or (b) agreements under which the Company or its Subsidiaries grants to a customer a non-exclusive license of Company Intellectual Property;
(iv)    the Company and its Subsidiaries have not received within the past three (3) years any written claims or demands alleging that the Company or any of its Subsidiaries has infringed, violated or misappropriated the Intellectual Property of any other Person;
(v)    to the Knowledge of the Company, (a) the Company Intellectual Property and the current operation of the businesses of the Company and its Subsidiaries do not infringe, misappropriate, interfere with, or violate the Intellectual Property or proprietary rights of any Person, and (b) no proceeding with respect thereto is currently pending, has within the past three (3) years been threatened or filed, or is currently being threatened, in writing by any Person against the Company or its Subsidiaries;
(vi)    the Company and its Subsidiaries have not received within the past three (3) years any written notice challenging the validity or enforceability of the Company Intellectual Property;
(vii)    the Company and its Subsidiaries have not received within the past three (3) years any notice, claim or other communication, in writing, from any Person asserting any ownership interest in the Company Intellectual Property;
(viii)    to the Knowledge of the Company, no Person is currently asserting any ownership interest in the Company Intellectual Property, or has asserted an ownership interest in the Company Intellectual Property within the past (3) years;
(ix)    to the Knowledge of the Company, no Person is engaging in any activity that infringes, interferes with, violates or misappropriates any Company Intellectual Property, and no proceeding with respect thereto is currently pending or is currently being threatened in writing against any Person by the Company or its Subsidiaries;
(x)    the Company and its Subsidiaries have no current or future obligation to pay sales-based royalties to any Person for development, license, use, sale, distribution or modification of any Company Intellectual Property;
(xi)    the Company and its Subsidiaries take commercially reasonable measures to keep in full force and effect all Company Intellectual Property;

(xii)    no current or former employee, consultant or independent contractor of the Company or its Subsidiaries who is or was involved in the conduct of the business of the Company or its Subsidiaries is, to the Knowledge of the Company, in violation of any term or covenant of any Contract with the Company or its Subsidiaries relating to invention disclosure (including patent disclosure), invention assignment, or non-disclosure of trade secrets or proprietary information of the Company or its Subsidiaries;
(xiii)    the Company and its Subsidiaries take commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information included in Company Intellectual Property; any disclosure of such information constituting a trade secret by the Company or its Subsidiaries to a third party has been pursuant to the terms of a written Contract between the Company or its Subsidiaries and such third party; and the Company has a policy that all employees and consultants of the Company or its Subsidiaries having access to such information execute and deliver to the Company or its Subsidiaries an agreement regarding the protection of such information;
(xiv)    all personally identifiable information which has been collected, stored, maintained or otherwise used by the Company and its Subsidiaries has, within the past three (3) years, been collected, stored, maintained and used in accordance with the published privacy policies of the Company and its Subsidiaries and all applicable laws, in all material respects, and no proceedings are pending or, to the Knowledge of the Company, have been threatened or filed or are currently being threatened, in writing against the Company or any of its Subsidiaries relating to the collection or use of personally identifiable information; and
(xv)    to the Knowledge of the Company, the computers, servers, workstations, routers, hubs, switches, circuits, networks, and other information technology equipment (collectively, "Company IT Assets") owned or controlled by the Company and its Subsidiaries have not materially malfunctioned or materially failed since January 1, 2019. The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality, integrity and security of the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. To the Knowledge of the Company, no Person has gained unauthorized access to or made any unauthorized use of any data collected, stored, maintained or otherwise used by the Company and its Subsidiaries.
5.12    Litigation. Except as set forth on the Litigation Schedule, there are no Proceedings pending or, to the Company's Knowledge, threatened, in either case, seeking (x) monetary damages in excess of $100,000, or (y) injunctive relief, against the Company or any of its Subsidiaries (or, to the Company's Knowledge, pending or threatened against any of the officers, directors, managers or employees of the Company with respect to their business activities on behalf of the Company) or to which the Company or any of its Subsidiaries is otherwise a party, at law or in equity, or before or by any Governmental Body as of the date hereof. Except as set forth on the Litigation Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding Order or, to the Knowledge of the Company, investigation of any Governmental Body as of the date hereof.
5.13    Governmental Consents. Except for the requirements of the HSR Act that have been satisfied prior to the date hereof, and except as set forth on the Governmental Consents Schedule, no authorization of any Governmental Body is required in connection with any of the execution, delivery or performance of this

Agreement or the other Company Documents by the Company or the consummation by the Company of any other transaction contemplated hereby.
5.14    Employee Benefit Plans.
(a)    The Employee Benefits Schedule lists each material Plan. For purposes of this Agreement, "Plan" means any (i) nonqualified deferred compensation or retirement plans, (ii) qualified "defined contribution plans" (as such term is defined under Section 3(34) of ERISA, whether or not subject to ERISA), (iii) qualified "defined benefit plans" (as such term is defined under Section 3(35) of ERISA, whether or not subject to ERISA) (the plans described in the foregoing clauses (ii) and (iii) are collectively referred to herein as the "Pension Plans"), (iv) bonus, incentive, stock purchase, stock option or similar plan (the "Incentive Plans"); or (v) any "welfare plans" (as such term is defined under Section 3(1) of ERISA, whether or not subject to ERISA) (the "Welfare Plans"), in each case, that are sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any Liability; provided, however, that the term "Plan" shall not include any governmental or statutory benefit plans and plans, programs, policies, or agreements required to be maintained by applicable Law or are maintained by any Governmental Body. Each Pension Plan which is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code, has either received a favorable determination letter or opinion letter from the Internal Revenue Service that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to jeopardize the qualification of such Pension Plan. The Plans comply in form and in operation in all material respects with their terms and the requirements of the Code and ERISA and other applicable Law (including in all material respects with the related Affordable Care Act requirements under Sections 6055 and 6056 of the Code).
(b)    Except as set forth on the Employee Benefits Schedule, with respect to the Plans, except as would not result in material liability to the Company or any of its Subsidiaries, (i) all required benefits, premiums and contributions have been timely made or properly accrued, (ii) there are no actions, suits or claims pending or, to the Knowledge of the Company, threatened, other than routine claims for benefits, (iii) to the Knowledge of the Company, there have been no "prohibited transactions" (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed; and (v) the Plans, in both form and operation, are in compliance with all applicable Law and with the terms and provisions of each such Plan's plan document and all related documents and policies, including, the Code, ERISA and, as applicable, the Affordable Care Act.
(c)    Neither the Company nor any of its Subsidiaries has, nor, to the Knowledge of the Company, has any of their respective directors, officers or employees or any other "fiduciary," as such term is defined in Section 3 of ERISA, committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Company, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law.
(d)    Neither the Company nor any of its Subsidiaries has incurred any material liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA which has not been satisfied in full.
(e)    Except as set forth on the Employee Benefits Schedule, no "pension plan" (within the meaning of Section 3(2) of ERISA) maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries has any material Liability, including on account of an ERISA Affiliate, which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.
(f)    Except as set forth on the Employee Benefits Schedule, neither the Company nor any of its Subsidiaries has at any time within the six year period preceding the date of this Agreement sponsored, contributed to, had an obligation to contribute to or otherwise participated in, or has any material Liability, including on account of an ERISA Affiliate with respect to, any plan that is subject to Title IV of ERISA or Section 412 of the Code, including any "multiemployer plan" (as defined in Section 3(37) of ERISA).
(g)    Except as set forth on the Employee Benefits Schedule, none of the Welfare Plans obligates the Company or its Subsidiaries to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.
(h)    There are no pending or, to the Company's knowledge, threatened claims (other than routine claims for benefits) under, related to or arising out of any of the Plans by or on behalf any Governmental Body, and no Plan has, within three years prior to the date hereof, been the subject of an examination or audit by a Governmental Body. None of the Company, its Subsidiaries, any predecessors thereto, or any of the Plans has received notice from either the DL or the IRS related to the untimely filing or failure to file one or more Form 5500 annual reports on behalf of any Plan.
(i)    With respect to any Plan, to the Company's knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code.
(j)    No employee of the Company is on a leave of absence for short-term disability, long-term disability or a leave of absence under the Family Medical Leave Act of 1994, as amended.
(k)    Except as set forth on the Employee Benefits Schedule, neither the execution nor the consummation of the transactions contemplated by this Agreement will: (i) result in the payment to any employee, director or consultant of the Company of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director or consultant of the Company, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Purchaser or its Affiliates to merge, amend or terminate any Plan, in each case, as a result of the execution of this Agreement.
(l)    Except as set forth on the Employee Benefits Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.
(m)    Except as set forth on the Employee Benefits Schedule, each Plan that constitutes a nonqualified deferred compensation within the meaning of and subject to Section 409A of the Code complies, and at all times after December 31, 2008 has complied in all material respects, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder.
5.15    Insurance. The Insurance Schedule sets forth each insurance policy maintained by the Company or its Subsidiaries as of the date hereof on their properties, assets, products, business or personnel (the "Insurance Policies"). All Insurance Policies are for such amounts as are sufficient for all requirements of Law and all Contracts to which the Company and its Subsidiaries are party or bound. All Insurance Policies are currently in full force and effect, and all premiums due and payable thereon have been paid in full when due. As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice from the insurer with respect to the cancellation or non-renewal of any Insurance Policy or threatening any such cancellation or non-renewal. Except as set forth on the Insurance Schedule, all Insurance Policies will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.
5.16    Environmental Matters.
(a)    Except as set forth on the Environmental Matters Schedule:
(i)    The Company and its Subsidiaries are and for the past three (3) years have been in material compliance with all Environmental Laws.
(ii)    Neither the Company nor any of its Subsidiaries has received any unresolved written notice from any Governmental Body alleging it is in material violation of or has a material liability or material investigatory, corrective or remedial obligation under Environmental Laws.
(iii)    Neither the Company nor any of its Subsidiaries is subject to any current or, to the Knowledge of the Company, threatened claim, order, directive or complaint alleging material noncompliance with, or asserting a material investigatory, corrective or remedial obligation or material liability under, Environmental Laws.
(iv)    The Company and its Subsidiaries hold and are in material compliance with all material Permits required under Environmental Laws for their current operations at and occupancy of the Owned Real Property and Leased Real Property (each an "Environmental Permit"), and there is no lawsuit, claim, action, audit, investigation, arbitration or similar legal proceeding pending, or to the Knowledge of the Company threatened, to revoke, terminate, suspend, cancel or materially modify any such Environmental Permit.
(v)    No event has occurred that (with or without notice or lapse of time, or both) would constitute a default under, or violation of, in any material respect, any Environmental Permit.
(vi)    None of the Environmental Permits will be materially impaired or materially adversely affected by the consummation of the transactions contemplated by this Agreement.
(vii)    Neither the Company nor any of its Subsidiaries, nor any predecessor thereof or any other Person for whom the Company or its Subsidiaries may be held responsible under any Environmental Law, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any person to any Hazardous Substance, in each case, as has given or would reasonably be expected give rise to material liabilities or obligations under any Environmental Laws.
(viii)    There is not currently, nor has there been since January 1, 2018, any leaking underground storage tanks in which Hazardous Substances are being or have been treated, stored or disposed of on any Owned Real Property or Leased Real Property and for which the Company or its Subsidiaries would be required to perform remedial or corrective action in order to comply with Environmental Laws.

(ix)    All mining and mining-related processing, storage, transportation, production or other mining facilities located in or on the Owned Real Property or Leased Real Property, or lands pooled or unitized therewith, that have been abandoned by the Company, any of its Subsidiaries or any of their predecessors in interest for which the Company or such Subsidiary may have continuing responsibility, have been abandoned in accordance in all material respects with any lease provisions from the land owner and in material compliance with all applicable Environmental Laws and all applicable Environmental Permits. The Company or its Subsidiary, as applicable, has performed in all material respects any Abandonment and Reclamation Obligations currently required to be performed by it.
(x)    Neither the Company nor any of its Subsidiaries has contractually assumed or provided an indemnity for any material liabilities or obligations arising under Environmental Law (including Abandonment and Reclamation Obligations) of a third party.
(xi)    The Company and its Subsidiaries have made available to the Purchaser (i) copies of all material environmental reports and audits relating to environmental matters pertaining to the Leased Real Property and the Owned Real Property, and to any real property formerly owned, leased, or operated by the Company or any of its Subsidiaries, and (ii) copies of all material Environmental Permits, in the case of each of the foregoing clauses (i) and (ii), that are within the Companies' or their Subsidiaries' possession or control.
5.17    Affiliated Transactions. Except for transactions between or among the Company or any of the Company's Subsidiaries, employment relationships, the provision of compensation and benefits to employees and powers of attorney and similar grants of authority made in the Ordinary Course of Business, and except as set forth on the Affiliated Transactions Schedule, no officer, director, manager or Affiliate of the Company or its Subsidiaries (a) currently has any direct or indirect interest of any kind, controls, or is a director, manager, officer, employee of, consultant to, lender to or borrower from any Person that is a customer, supplier, competitor, lender or debtor of the Company or any of its Subsidiaries, (b) currently has any direct or indirect interest in any material property or asset that is owned or used by the Company in the conduct of its business (except, as applicable, an indirect interest as an equityholder of the Company) (c) is a party to any Contract with the Company or any of its Subsidiaries, (d) owes any amount to the Company (nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of such Person) or (e) has any claim or cause of action against the Company.
5.18    Brokerage. Except as set forth on the Brokerage Schedule, neither the Company nor any of its Subsidiaries have incurred or are liable for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or its Subsidiaries.
5.19    Permits; Compliance with Laws.
(a)    The Permits Schedule contains a complete list, as of the date of this Agreement, of all material Permits issued to the Company or any of its Subsidiaries which are required for the operation of the business of the Company and its Subsidiaries as presently conducted. Except as set forth on the Permits Schedule, as of the date hereof, each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all material Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted and all such Permits are in full force and effect in all material respects. Neither the Company nor any of its Subsidiaries have received written notice of any Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any material Permit which is required for the operation of the business of the Company and its Subsidiaries as presently conducted. The Company is not in material default or violation and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect, of any term condition or provision of any material Permit which is required for the operation of the business of the Company and its Subsidiaries as presently conducted, and to the Company's Knowledge, there are no facts or circumstances which could form the basis for any such default or violation. None of the material Permits that are required for the operation of the business of the Company and its Subsidiaries as presently conducted will be materially impaired or in any way materially and adversely affected by the consummation of the transactions contemplated by this Agreement.
(b)    Except as set forth on the Compliance with Laws Schedule, (i) the Company and its Subsidiaries are, and during the past three (3) years have been, in compliance, in all material respects, with all Laws applicable to their respective businesses, operations and assets as currently operated; and (ii) neither the Company nor any of its Subsidiaries has, during the past three (3) years, received any written demand or notice (A) of any Proceeding against it alleging any material failure to comply with any applicable Law, (B) regarding a pending investigation or review by any Governmental Body or (C) threatening to revoke, suspend, or modify any Permit owned or held by the Company.
5.20    International Trade Compliance. Except as set forth on the International Trade Compliance Schedule, the Company and its Subsidiaries are, and during the past three (3) years have been, in compliance, in all material respects, with the Export Administration Regulations, the International Traffic in Arms Regulations, the statutes, regulations, and Executive Orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, the Foreign Corrupt Practices Act, and the U.S. import laws administered by U.S. Customs and Border Protection.
5.21    Employees. Since the date of the Latest Balance Sheet, there has not been any material change in the compensation of any employee of the Company (except for compensation increases and decreases in the Ordinary Course of Business). Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has taken any action which would constitute a "plant closing" or "mass layoff" within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN. Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor organization. Except as set forth on the Employees Schedule: (i) to the Knowledge of the Company, there are and within the past three (3) years have been no union organizing activities, representation election petition or application for certification involving employees of the Company or any of its Subsidiaries; (ii) there are no pending or, to the Knowledge of the Company, overtly threatened strikes, work stoppages, walkouts, lockouts or similar material labor disputes, and no such disputes have occurred within the past three (3) years; and (iii) within the past six (6) months, neither the Company nor any of the Subsidiaries has committed an unfair labor practice, and there are no pending or, to the Knowledge of the Company, threatened unfair labor practice charges or complaints against the Company or any of its Subsidiaries before the National Labor Relations Board or other Governmental Body. Within the past three (3) years, there have been no material labor grievance or material labor arbitration demands or proceedings and there are no current material labor grievances or material labor arbitrations pending or threatened in writing against the Company or any of its Subsidiaries.
5.22    Customers and Suppliers. The Customers and Suppliers Schedule sets forth (a) a list of the top twenty (20) customers of the Company and its Subsidiaries on a consolidated basis by sales revenue to such customers, and (b) a list of the top twenty (20) suppliers of the Company and its Subsidiaries on a consolidated basis by dollar value of net purchases from such suppliers, in each case, for the fiscal year ended December 31, 2020 and December 31, 2019. Except as set forth on the Customers and Suppliers Schedule, since December 31,

2020, no customer listed on the Customers and Suppliers Schedule has terminated its relationship with the Company or materially decreased the rate of, or materially changed the payment or price terms with respect to, buying products from the Company. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral, indication from any of the customers listed on the Customers and Suppliers Schedule to the effect that any such customer will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, buying products from the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is involved in any dispute with any customer listed on the Customers and Suppliers Schedule that, individually or in the aggregate, would reasonably be expected to materially and adversely impact the business of the Company as currently conducted. Except as set forth on the Customers and Suppliers Schedule, since December 31, 2020 no supplier listed on the Customers and Suppliers Schedule has terminated its relationship with the Company or materially decreased the rate of, or materially changed the payment or price terms with respect to, supplying products or services to the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral, indication from any of the suppliers listed on the Customers and Suppliers Schedule to the effect that any such supplier will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is involved in any dispute with any supplier listed on the Customers and Suppliers Schedule that, individually or in the aggregate, would reasonably be expected to materially and adversely impact the business of the Company and its Subsidiaries, as currently conducted, taken as a whole.
5.23    Bank Accounts; Powers of Attorney. The Bank Accounts Schedule provides the following information with respect to each account maintained by or for the benefit of the Company and its Subsidiaries, as of the date hereof, at any bank or other financial institution as of the date hereof: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such accounts. Except as set forth on the Bank Accounts Schedule, no Person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.
5.24    Reserves.
(a)    All Mine operations of the Company or its Subsidiaries are conducted within the perimeter boundaries of the applicable Mine or on Owned Real Property or Leased Real Property and no operations encroach on the lands of any third party for which the Company or its Subsidiaries do not have the right of ingress or egress. The mining plans and reserve estimates of the Company and its Subsidiaries do not require and are not conditioned on the acquisition of additional mining rights outside of the Owned Real Property or Leased Real Property.
(b)    Each of the Company and its Subsidiaries have provided to Purchaser true, correct, and complete copies of all material final reserve and resource estimates, reserve and resource reports and engineering studies in its possession and control with respect to the Mines. Such reserve reports provided to Purchaser were prepared in compliance with industry standards and practices in the preparation of mineral reserve reports, and such reports represent a good faith estimate of the mineral reserves held by the Company or such Subsidiary, as applicable, as of the date thereof.
(c)    Each of the Company and its Subsidiaries have all surface and access rights, including as applicable fee simple estates, leases, easements, rights of way and permits, or licenses from landowners or Governmental Bodies, permitting the use of land by each of the Company and its Subsidiaries, and other interests that are required for the current state of exploiting the development potential of the Mines, and no third party or group holds any such rights that would be required to conduct mineral exploration, drilling activities, and production on any of the Mines.
(d)    To the Knowledge of the Company, each of the Company and its Subsidiaries have made available to the Purchaser all material written and other material documentary (including plats and maps, surveys and other written data) information and data pertaining to the Mines in its possession and control, including mining plans and plans of operation; reclamation plans; life of mine studies and reports; notices of intent; including those related to exploration drilling, pad and road construction; mining exploration; land and survey records; the existence of minerals within the Owned Real Property and Leased Real Property, including relevant reserve and resource estimates; metallurgical testwork and sampling data; drill data and assay results; all reclamation and bond release information; and financial assurances for reclamation.
(e)    The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources publicly disclosed by each of the Company and its Subsidiaries, if any, have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practices, and all applicable Laws. Outside of production in the Ordinary Course of Business, there has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of the Company or its Subsidiaries from the amounts so disclosed.  To the Knowledge of the Company, there are no facts or conditions which would reasonably be expected to render the conclusions of resources and reserves contained in the most current reserve reports materially inaccurate.
(f)    The Reserves Schedule sets forth a true, correct and complete list of the material water rights, water leases and water supply agreements, ditch rights or other interests in water conveyance rights owned or leased by the Company or its Subsidiaries that are used and useful in the operation of the business of the Company and its Subsidiaries, including the owner and lessee with respect to each such right or interest (the "Water Rights"). Each of the Company and its Subsidiaries have valid title or leaseholder interest or otherwise holds valid permits for the Water Rights of the Company or its Subsidiaries, in each instance, free and clear of all Liens other than Permitted Liens. Except as would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole:  (i) neither the Company nor any of its Subsidiaries have received from any Governmental Body or person any unresolved written notice or claim affecting title to the Water Rights, including notice of non-use regarding such Water Rights; and (ii) to the Knowledge of the Company, there are no current facts or conditions that would reasonably be expected to materially and adversely impact the Water Rights and such Water Rights are sufficient to address the current and currently projected operational requirements of the Mines in the Ordinary Course of Business.
5.25    PPP Loan.
(a)    The application by the Company's Subsidiary for the PPP Loan, including all representations and certifications contained therein, was true, correct and complete in all material respects and was otherwise completed in accordance with all guidance issued in respect of the Paycheck Protection Program of the CARES Act. Full and complete copies of the Company's application for the PPP Loan and all other PPP Loan documentation have been provided to Purchaser.
(b)    The proceeds of the PPP Loan have been used solely (i) by the Company and its Subsidiaries and (ii) for the purposes permitted by the CARES Act, and the Company and its Subsidiaries have complied in all material respects with all requirements of the CARES Act and Paycheck Protection Program in connection therewith.

(c)    The PPP Loan Schedule sets forth (i) the original amount of the PPP Loan received by the Company and (ii) the proceeds of the PPP Loan used by the Company and its Subsidiaries as of the date hereof, including a description of the use of such proceeds, amounts and dates of use, (iii) the outstanding amount of the PPP Loan as of the date immediately prior to the date hereof. The outstanding amount of the PPP Loan has been placed into escrow with Woodforest National Bank pursuant to the Escrow Agreement, dated as of September 18, 2020, by and among River Aggregates, LLC, MS Equity Holdings, Inc. and Woodforest National Bank.
5.26    COVID-19 and Related Matters. The Company and its Subsidiaries have taken commercially reasonable actions to mitigate, remedy, respond to or otherwise address the effects, if any, of the COVID-19 pandemic on the Company and its Subsidiaries' business, including complying with shelter in place and non-essential business orders by any Governmental Body. Other than (a) the PPP Loan and (b) as set forth on the COVID-19 and Related Matters Schedule, neither the Company nor any of its Subsidiaries have availed themselves of any benefits, programs or arrangements (including any loans or grants) pursuant to the CARES Act, Paycheck Protection Program, Main Street Lending Program or any other legislation enacted after the date hereof in response to the COVID-19 pandemic.
5.27    Warranty.
(a)    Each product sold, delivered, distributed or provided by, or on behalf of, the Company or any of its Subsidiaries in the last three (3) years has, in all material respects, been sold, delivered or distributed in conformity with all applicable contractual commitments and all Laws relating to product safety and related matters, and all express and implied warranties with respect thereto. In the past three (3) years, there have been no recalls (whether voluntary or compulsory) of any of the products sold, delivered, distributed or provided by, or on behalf of, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently, and has not in the past three (3) years been, subject to any product liability lawsuits or any investigation by any Governmental Body (other than immaterial ordinary course governmental inspections or inquiries). Neither the Company nor any of its Subsidiaries has any liability, or to the Knowledge of the Company is there any reasonable basis for the Company or any of its Subsidiaries to be subject to, any liability arising from or alleged to arise from any injury to person or property as a result of any product sold, delivered, distributed or provided by, or on behalf of, the Company or any of its Subsidiaries.
(b)    Except as set forth on the Warranty Schedule, (i) neither the Company nor any of its Subsidiaries makes any guaranty, warranty, right of return, right of credit or other indemnity as to any products (a "Warranty"), and there is no pending or, to the Knowledge of the Company, threatened proceeding alleging any breach of any Warranty and (ii) neither the Company nor any of its Subsidiaries has any liability or obligation under any Warranty beyond that which is typically assumed in the Ordinary Course of Business by Persons engaged in businesses comparable in size and scope of the business of the Company and its Subsidiaries. Each product sold, delivered, distributed or provided by or on behalf of the Company and its Subsidiaries has been sold, delivered, distributed or provided in conformity in all material respects with all Warranties made by, and all other contractual commitments of, the Company and its Subsidiaries.
Article VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Company, the Sellers and the Representative that the statements in this Article VI are true and correct:

6.01    Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and the Ancillary Documents to be executed by the Purchaser in connection with the transactions contemplated by this Agreement (the "Purchaser Documents") and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
6.02    Authorization. The execution, delivery and performance of this Agreement and each of the Purchaser Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate Proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Purchaser, and assuming that each of this Agreement and the Purchaser Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors' rights or to general principles of equity.
6.03    No Violation. The Purchaser is not subject to or obligated under (a) its governing documents, (b) any applicable Law (c) any Contract, franchise or permit, or (d) any Order, which would be breached, violated or conflict with the Purchaser's execution, delivery or performance of this Agreement and the Purchaser Documents, other than, in the case of clauses (b), (c) and (d), such breaches, violations or conflicts that would not prevent, materially delay or materially impair the ability of the Purchaser to execute and deliver this Agreement or the Purchaser Documents or consummate the transactions contemplated hereby or thereby.
6.04    Governmental Bodies; Consents. Except for the requirements of the HSR Act that have been satisfied prior to the date hereof or any filings required by applicable securities Laws, the Purchaser is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
6.05    Litigation. There are no Proceedings pending or, to the Purchaser's knowledge, threatened against or affecting the Purchaser at law or in equity, or before or by any Governmental Body, which would adversely affect the Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby.
6.06    Brokerage. Except as set forth on the Purchaser Brokerage Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.
6.07    Investment Representation. The Purchaser is acquiring the Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.
6.08    Financing. The Purchaser has, and at all times from the date hereof through the Closing will have, the financial capability and sufficient cash on hand or available to be drawn under revolving credit facilities or term loan facilities on an unconditional basis that will provide the Purchaser with sufficient sources of immediately available cash funds necessary to consummate the Closing and make all payments required under Section 2.03 and any other amounts incurred or otherwise payable by the Purchaser in connection with the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein. The Purchaser Financing Schedule sets forth (i) the Purchaser's immediately available cash on hand and (ii) the amount of undrawn capacity currently immediately available to Purchaser under its revolving credit facilities, in each case, as of the date hereof. The Purchaser has no reason to believe that such funds will not be available to it on the Closing Date and at the Closing, and Purchaser has not incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such capabilities and sources of funds.
6.09    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, and assuming the accuracy of the representations and warranties set forth in Articles IV and V, the Company and each of its Subsidiaries will be able to pay their respective debts as they become due and will own assets with a fair saleable value greater than the amount that will be required to pay their respective debts and contingent liabilities as they become absolute and matured. Immediately after giving effect to the transactions contemplated by this Agreement, and assuming the accuracy of the representations and warranties set forth in Articles IV and V, the Company and each of its Subsidiaries will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.
Article VII

COVENANTS OF THE COMPANY
7.01    Conduct of the Business.
(a)    From the date hereof until the Closing or the earlier termination of this Agreement, the Company shall use its commercially reasonable efforts to conduct its and its Subsidiaries' businesses in the Ordinary Course of Business, except as otherwise contemplated by this Agreement or in connection with the transactions contemplated hereby, as set forth on the Covenants Exceptions Schedule or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned).
(b)    From the date hereof until the Closing or the earlier termination of this Agreement, except as otherwise contemplated by this Agreement or in connection with the transactions contemplated hereby, as set forth on the Covenants Exceptions Schedule or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to:
(i)    not (A) amend or propose to amend the respective certificates of incorporation or articles of association or bylaws or other organizational documents of the Company or any of its Subsidiaries in any manner or (B) split, combine or reclassify the shares, capital stock or other equity interests of the Company or any of its Subsidiaries;
(ii)    not issue, sell, pledge, transfer, or dispose of, or agree to issue, sell pledge, transfer or dispose of, any shares, shares of capital stock or other equity interests of the Company or any of its Subsidiaries or issue any shares, shares of capital stock or equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued shares, capital stock or other equity interests of the Company or any of its

Subsidiaries (other than this Agreement and the agreements contemplated hereby), or grant any stock appreciation or similar rights;
(iii)    (A) not redeem, purchase or otherwise acquire any outstanding shares, shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declare or pay any dividend or make any other distribution to any Person other than the Company or one (1) or more of its Subsidiaries on or prior to the Closing Date, or (B) not declare, set aside or make any payment or distribution of cash or other property to any of its equityholders or their Affiliates with respect to such equityholder's equity interest or otherwise, other than (x) to the Sun Consultant pursuant to the Consulting Agreement or (y) as wages or other compensation or benefits paid to employees of the Company or its Subsidiaries in the Ordinary Course of Business;
(iv)    not sell, lease, transfer, or otherwise dispose of, any material property or material assets owned by the Company or any of its Subsidiaries, except for (A) the sale, lease, licensing, transfer or disposition of inventory or obsolete machinery, equipment, or other assets in the Ordinary Course of Business, (B) as to the Leased Real Property, the exercise of the Company's or any of its Subsidiaries' rights and remedies under any Lease, in the Ordinary Course of Business, including any expiration, termination, renewal, expansions, reductions or similar rights as to such Leased Real Property, and (C) the expiration of Intellectual Property in accordance with its statutory terms;
(v)    not make any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable Law;
(vi)    not accelerate the collection of, or discount, accounts receivable, or delay the payment of accounts payable or accrued expenses, other than in the Ordinary Course of Business;
(vii)    not take any action or fail to take any action that has had, or would reasonably be expected to have, the effect of accelerating to pre-Closing periods sales to customers that would otherwise be expected to occur after the Closing;
(viii)    not make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by the Company or any of its Subsidiaries (A) to any Subsidiary of the Company, (B) to any employee in connection with travel, entertainment or related business expenses or other customary out-of-pocket expenses in the Ordinary Course of Business or (C) in the Ordinary Course of Business to any customer, distributor, licensor, supplier or other Person with which the Company or any of its Subsidiaries has significant business relations;
(ix)    not (A) make or change any Tax election, (B) change any annual Tax accounting period, (C) change any method of Tax accounting, (D)  enter into any "closing agreement" with any taxing authority with respect to a material amount of Taxes, (E) settle any claim or assessment in respect of a material amount of Tax, or (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, in each case, to the extent such election, change, agreement, settlement, consent or other action would increase the Taxes of the Company or any of the Company's Subsidiaries after the Closing;

(x)    not (A) increase the amount of any bonus, salary or other compensation payable, or of any benefits, to any employee of the Company or its Subsidiaries making in excess of $200,000 per year, or (B) grant any bonus to any director or executive officer of the Company or its Subsidiaries;
(xi)    not permit the Company or any of its Subsidiaries to enter into or agree to enter into any merger, consolidation, acquisition or joint venture;
(xii)    not adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries, or otherwise alter the Company's and its Subsidiaries' corporate structure;
(xiii)    other than in the Ordinary Course of Business, not amend, waive, modify or consent to the termination of any Contracts listed or required to be listed on the Contracts Schedule;
(xiv)    not enter into any Contract with a term greater than two (2) years or that requires the payment or receipt of amounts greater than $500,000 in the next twelve (12) months; provided, that any Contract with a term that is less than 2 years or that requires the payment or receipt of amounts less than $500,000 in the next twelve (12) months shall only be entered into in the Ordinary Course of Business;
(xv)    not authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000, individually, or capital expenditures that are, in the aggregate, in excess of $500,000 for the Company and its Subsidiaries taken as a whole;
(xvi)    not enter into any Contract that, if entered into prior to the date hereof, would be required to be set forth on the Affiliated Transactions Schedule;
(xvii)    not commence or settle any Proceeding, other than any Proceeding involving only monetary relief in an amount of two hundred fifty thousand dollars ($250,000) or less; and
(xviii)    not authorize, or commit or agree to take any action described in this Section 7.01(b).
(c)    Notwithstanding anything to the contrary herein, (i) nothing shall prevent the Company or any of the Company's Subsidiaries from taking or failing to take any action (including the establishment of any policy, procedure or protocol) in response to COVID-19 or any COVID-19 Measure that would otherwise violate or breach this Agreement or otherwise potentially serve as a basis for the Purchaser to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied, and (ii) no consent of the Purchaser shall be required with respect to any matter (A) to the extent that the requirement of such consent would violate applicable Law, or (B) such action is taken, or omitted to be taken, by the Company or the Company's Subsidiaries pursuant to COVID-19 or any COVID-19 Measure.
7.02    Access to Books and Records. From the date hereof until the Closing or the earlier termination of this Agreement, the Company, consistent with applicable Law, shall provide the Purchaser and its authorized representatives with reasonable access at all reasonable times and upon reasonable advance notice to the offices, properties, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries, is permissible under applicable Law (after taking into account any applicable COVID-19

Measures) and does not jeopardize the health and safety of any employee of the Company or its Subsidiaries; provided, that such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries; provided, further, that all requests for access shall be directed to Colin Oerton or Sean McGrath (as representatives for the Company) or such other person(s) as they may designate from time to time (each such person, an "Authorized Representative"); and provided, further, that such access shall not extend to any (i) environmental sampling or testing or invasive or subsurface investigation, (ii) trade secrets or other competitively sensitive information or (iii) any information that is subject to any applicable confidentiality restrictions or attorney-client, work product or other privilege (provided that the Company shall use commercially reasonable efforts to make alternative arrangements to disclose such privileged information in a manner that does not waive or violate such privilege). Neither the Company, the Representative nor any of the Sellers makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.02, and the Purchaser may not rely on the accuracy of any such information, in each case, other than the representations and warranties of the Sellers and the Company expressly and specifically set forth in Article IV and Article V, as qualified by the Disclosure Schedules. The information provided pursuant to this Section 7.02 will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement.
7.03    Exclusive Dealing. During the period from the execution of this Agreement by the parties hereto through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, neither the Sellers nor the Company shall take any action to initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and its Affiliates and representatives) concerning any purchase of the Units or any merger, sale of substantial assets or similar transaction involving the Company or any of its Subsidiaries (other than assets and services sold in the Ordinary Course of Business).
7.04    Payoff Letters. Prior to the Closing, the Company shall deliver to Purchaser payoff letters from the holders of Indebtedness identified on the Indebtedness Schedule and shall make arrangements for such holders of such Indebtedness to deliver all related Lien releases to the Purchaser as soon as practicable after the Closing.
7.05    FIRPTA. Prior to the Closing, the Company shall deliver to the Purchaser an affidavit from each Seller in the form of Exhibit D stating that such Seller is not a "foreign person" as defined in Code Section 1445 (it being understood that Purchaser's only recourse for the Company or any Seller failing to deliver such an affidavit is to withhold pursuant to Section 2.06).
7.06    Resignations. Prior to the Closing, the Company shall deliver to the Purchaser a resignation letter in form and substance reasonably satisfactory to Purchaser from all the managers and officers of the Company and its Subsidiaries set forth on the Resignation Schedule.
7.07    Title Insurance. Prior to the Closing, in connection with Purchaser's pursuit of the issuance of any policy of title insurance, the Company shall, and shall cause its applicable Subsidiary to, use commercially reasonable efforts to execute and deliver to the applicable title insurer, customary owner's affidavits as to parties in possession and mechanic's liens in form reasonably acceptable to the Company and such title insurer.
7.08    Code Section 280G Equityholder Approval.
(a)    The Company shall take commercially reasonable actions to solicit, prior to the initiation of the requisite equityholder approval procedure set forth in Section 7.08(b), a waiver from each individual who the Company reasonably believes is, with respect to the Company or any Affiliate, a "disqualified individual" (within the meaning of Section 280G of the Code and the Treasury Regulations

promulgated thereunder), as determined immediately prior to the initiation of the requisite equityholder approval vote set forth in Section 7.08(b), and who might otherwise have, receive, or have the right or entitlement to receive a potential parachute payment under Section 280G of the Code as a result of the transactions contemplated by this Agreement.
(b)    Prior to the Closing and after the Company's receipt of the waivers described in Section 7.08(a), the Company shall submit to the equityholders for approval (in a manner that satisfies the applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder) by such number of the equityholders as is required by the terms of Code Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments or other benefits pursuant to contracts or arrangements that have been waived in accordance with Section 7.08(a) and that might otherwise result, whether separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, which determination shall be made by the Company, in its discretion (such payments and/or benefits being referred to herein as, the "Waived 280G Benefits"). To the extent Purchaser enters into (or enters into a legally binding promise to provide) any arrangements with any "disqualified individual" that could constitute a potential parachute payment under Section 280G of the Code prior to the Closing, Purchaser will promptly, and in any event no less than five (5) Business Days prior to the Closing, provide a copy or written description of any new arrangement and the estimated value of such arrangement to the Company, and such new arrangement(s) from Purchaser shall be included in the Waived 280G Benefits and related approval materials so long as such information is timely provided pursuant to this Section 7.08(b). If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided to the applicable individuals. No later than the Closing, the Company shall deliver to Purchaser evidence that a vote of the equityholders was solicited in accordance with the foregoing provisions of this Section 7.08(b) and that either (x) the requisite number of votes of the equityholders was obtained with respect to the Waived 280G Benefits (the "280G Approval") or (y) the 280G Approval was not obtained and, as a consequence, the Waived 280G Benefits shall not be paid or provided to the applicable individuals.
Article VIII

COVENANTS OF THE PURCHASER
8.01    Access to Books and Records. From and after the Closing for a period of six (6) years, the Purchaser shall, and shall cause each of the Company and its Subsidiaries to, provide the Sellers and the Representative and their respective agents and advisors with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees (if any) of each of the Purchaser, the Company and the Company's Subsidiaries, and each of their respective Affiliates for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other bona fide reasonable business purpose; provided, that such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, shall be subject to customary confidentiality and securities Laws requirements, is permissible under applicable Law (after taking into account any applicable COVID-19 Measures), does not jeopardize the health and safety of any employee of the Company or its Subsidiaries, and does not jeopardize any attorney-client privilege, protection under the work product doctrine or other legal privilege of the Company or its Subsidiaries (provided, that the Company shall use commercially reasonable efforts to make alternative arrangements to provide such access or information in a manner that does not waive or violate such privilege or protection). Unless otherwise consented to in writing by the Representative, none of the Purchaser, the Company or the Company's Subsidiaries shall, for a period of six (6) years following the

Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company and each of its Subsidiaries for any period prior to the Closing Date without first offering to surrender to the Representative such books and records or any portion thereof which the Purchaser or the Company or any of its Subsidiaries may intend to destroy, alter or dispose of.
8.02    Director, Manager and Officer Liability and Indemnification.
(a)    Prior to or simultaneously with the Closing, the Purchaser shall, or shall cause the Company to purchase from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors', managers' and officers' liability insurance a prepaid insurance policy (i.e., "tail coverage") which provide "side A, B and C directors and officers" insurance coverage for each of the individuals who were officers, directors, managers or similar functionaries of the Company or any of its Subsidiaries at or prior to the Closing on terms no less favorable (including with respect to policy limit and scope) as the policy or policy(ies) maintained by the Company or any of the Company's Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policies, the "D&O Tail Policies"); provided, that the premium for the D&O Tail Policies shall be borne by equally by the Purchaser, on one hand, and by the Sellers, on the other hand; and, provided, further, that in no event shall the aggregate cost for the D&O Tail Policies exceed three-hundred percent (300%) of the Company's and its Subsidiaries' most recent annual premium allocation.
(b)    For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Company and its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company's or any of its Subsidiaries' certificate or articles of incorporation or formation, bylaws or limited liability company agreement (or equivalent governing documents) relating to the exculpation or indemnification of any officers, directors or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the current and former officers, directors, managers and similar functionaries of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law. The Purchaser agrees and acknowledges that this Section 8.02 shall be binding on the Purchaser's successors and assigns.
(c)    If the Company or its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 8.02.
(d)    Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, Proceeding or investigation (whether arising before, at or after the Closing) is made against any individual who was an officer, director, manager or similar functionary of the Company or its Subsidiaries at or prior to the Closing or any other party covered by directors' and officers' liability insurance, on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 8.02 shall continue in effect until the final disposition of such claim, action, suit, Proceeding or investigation.
(e)    The obligations under this Section 8.02 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 8.02 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director, manager or similar functionary of each of the Company and its Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by Contract or otherwise.
8.03    Efforts. On the terms and subject to the conditions of this Agreement, the Purchaser will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the Closing (and refrain from taking any action that would reasonably be expected to have the effect of materially delaying, preventing or impeding the Closing). In furtherance of the foregoing, the Purchaser shall (a) use commercially reasonable efforts to make or cause to be made all filings and submissions under any Laws or regulations applicable to the Purchaser required for the consummation of the transactions contemplated herein, (b) reasonably coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing and (c) supply promptly any additional information and documentary material that may be requested in connection with such filings, make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, and take all actions necessary to obtain all required clearances.
8.04    Contact with Business Relations. The Purchaser is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, manager, employee (in each case, other than an Authorized Representative), customer, supplier, distributor or other material business relation of the Company or any of its Subsidiaries with reference to or in connection with the transactions contemplated hereby prior to the Closing without the prior written consent and coordination of an Authorized Representative (not to be unreasonably delayed, conditioned or withheld); provided, that, this Section 8.04 shall not limit any ongoing contact between any officer, director, manager or employee of the Company or any of its Subsidiaries and an employee, agent, representative or Affiliate of the Purchaser on or after the date hereof to the extent such contact was and remains ongoing as of the date hereof in connection with Purchaser's review and consideration of the transactions contemplated hereby.
8.05    Termination of Confidentiality Agreement. From the date hereof until the Closing, the Purchaser shall remain bound by that certain Mutual Nondisclosure Agreement, dated as of December 23, 2020, by and between Arcosa, Inc., an Affiliate of the Purchaser, and the Company (the "Confidentiality Agreement"). As of the Closing, the Confidentiality Agreement shall, without any further action of any party, terminate and be of no further force or effect.
8.06    Access and Investigation; Non-Reliance. Each of the Purchaser and its representatives (a) have had access to and the opportunity to review all of the documents in the "Project Sapphire" data room maintained by CapLinked on behalf of the Company, and (b) has been afforded reasonable access to the books and records, facilities and officers, directors, employees and other representatives of the Company and its Subsidiaries for purposes of conducting a due diligence investigation with respect thereto. The Purchaser and each of its Non-Recourse Parties has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and each of its Subsidiaries, and any of their respective businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Purchaser and its Non-Recourse Parties (i) has relied solely on the results of such independent investigation and verification and on the representations and warranties of the Company and the Sellers expressly and specifically set forth in Article IV and Article V, respectively, as qualified by the Disclosure Schedules, and any representations and warranties specifically set forth in an Ancillary Document, and (ii) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, the Sellers, the Optionholders, the Representative or any of their respective Non-Recourse Parties as to any matter concerning the Company, any of its Subsidiaries or any of their respective businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to the Purchaser or any of its Non-Recourse Parties in certain "data rooms" or presentations, including "management presentations"). In connection with the transactions contemplated hereby, Purchaser has been represented by, and adequately consulted with, legal counsel of its choice and each of Purchaser and such counsel has carefully read this Agreement and has been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, Purchaser has knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 8.06, Section 10.01, Section 11.02, and Section 13.16.
Article IX

TERMINATION
9.01    Termination. This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:
(a)    by mutual written consent of the Purchaser, on the one hand, and the Company and the Representative, on the other hand;
(b)    by the Purchaser, on the one hand, or by the Company or the Representative, on the other hand, by written notice to the other, upon the issuance by any Governmental Body of an order, decree or ruling or its taking of any other action restraining, enjoining or otherwise prohibiting the performance of this Agreement or the consummation of the transactions contemplated hereby, which order, decree, ruling or any other action shall have become final and non-appealable and which renders the condition set forth in Section 3.03(a) incapable of being satisfied; provided, that no termination may be made under this Section 9.01(b) by a party if the issuance of such order, decree, ruling or such other action has been primarily caused by the action or inaction of such party;
(c)    by the Purchaser, on the one hand, or by the Company or the Representative, on the other hand, by written notice to the other, if the Closing shall not have occurred on or before the date 90 days from the date hereof (the "Outside Date"); provided, however, that no termination may be made under this Section 9.01(c) by a party if the failure to close shall have been caused by the action or inaction of such party;
(d)    by the Purchaser, if the Purchaser is not then in material breach of this Agreement, by written notice to the Company, upon a breach of any covenant or agreement on the part of Sellers or the Company set forth in this Agreement, or if any representation or warranty contained in Article IV or Article V shall be or have become untrue, in either case, such that any of the conditions set forth in Section 3.01(a) or Section 3.01(b) would not be satisfied; provided, however, that, if such breach is curable through the exercise of commercially reasonable efforts and for so long as the Company or Sellers, as applicable, continues to exercise such commercially reasonable efforts, the Purchaser may not terminate this Agreement under this Section 9.01(d) prior to the earlier of (i) thirty (30) Business Days after providing written notice of such breach to Company and (ii) the Outside Date; or

(e)    by the Company or the Representative, if the Company, the Representative and Sellers, as applicable, are not then in material breach of this Agreement, by written notice to the Purchaser, upon a breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall be or have become untrue, in either case, such that any of the conditions set forth in Section 3.02(a) or Section 3.02(b) would not be satisfied; provided, however, that, if such breach (other than breach or failure to consummate the Closing when required pursuant to Section 2.02) is curable by the Purchaser through the exercise of commercially reasonable efforts and for so long as the Purchaser continues to exercise such commercially reasonable efforts, the Company and the Representative may not terminate this Agreement under this Section 9.01(e) prior to the earlier of (i) thirty (30) Business Days after providing written notice of such breach to Purchaser and (ii) the Outside Date.
9.02    Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no further force and effect (other than Article I, Section 8.05, this Section 9.02, Section 13.02, Section 13.11, Section 13.12, Section 13.13, Section 13.16, and Section 13.19, which shall survive the termination of this Agreement) without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination shall relieve any party hereto of any liability for damages resulting from any willful breach of this Agreement by such party. For purposes of clarification, the parties hereto agree that if the Purchaser does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Article III have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by the Purchaser. In determining losses or damages recoverable upon termination by a party hereto for another party's breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such party hereto, taking into consideration all relevant matters.
Article X

ADDITIONAL AGREEMENTS AND COVENANTS
10.01    Acknowledgement by the Purchaser. The representations and warranties of the Sellers and the Company expressly and specifically set forth in Article IV and Article V, as qualified by the Disclosure Schedules, and any representations and warranties specifically set forth in an Ancillary Document constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of the Company, the Sellers, the Optionholders, the Representative or any of their respective Non-Recourse Parties as to any matter concerning the Company, any of its Subsidiaries or any of their respective businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to the Purchaser or any of its Non-Recourse Parties in certain "data rooms" or presentations including "management presentations") and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Company, the Sellers, the Optionholders, the Representative and each of their respective Non-Recourse Parties and (i) each of the Purchaser and its Non-Recourse Parties has only relied, and will only rely, on the representations and warranties of the Sellers and the Company expressly and specifically set forth in Article IV and Article V, respectively, and any representations and warranties specifically set forth in an Ancillary Document, (ii) each of the

Purchaser and its Non-Recourse Parties hereby expressly and irrevocably acknowledges and agrees that he, she or it has not relied and will not rely on any other representations, warranties or statements (including by omission), and (iii) none of the Purchaser or any of its Non-Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any such representations, warranties or statements (including by omission) on any basis or legal theory whatsoever (whether sounding in contract or tort, at law or in equity, on public policy grounds, under any Law (including under securities Laws or the Racketeer Influence and Corrupt Organizations Act of 1970 ("RICO")), on the basis of "unjust enrichment" or otherwise). The Purchaser is otherwise acquiring the Company, its Subsidiaries, its joint ventures and their respective businesses on an "AS IS, WHERE IS" basis. Without in any way limiting the generality of the foregoing, the Purchaser acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that the Purchaser is familiar with such uncertainties, and that, subject to the representations and warranties of the Sellers and the Company expressly and specifically set forth in Article IV and Article V, respectively, and any representations and warranties specifically set forth in an Ancillary Document, the Purchaser and its Non-Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) the Purchaser and its Non-Recourse Parties in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information). Under no circumstances shall any of the representations and warranties of the Company or the Sellers made herein be imputed to, or deemed to have been made by, any other Person (including, for the avoidance of doubt, the Representative (other than those representations and warranties the Representative makes in its capacity as a Seller and not in its role as the Representative)).
10.02    Further Assurances. From time to time following the Closing, as and when requested in writing by any party hereto and at such requesting party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.
10.03    Employees and Employee Benefits.
(a)    Salary and Wages. The Purchaser will cause the Company and its Subsidiaries to continue the employment effective immediately after the Closing of all employees of the Company and its Subsidiaries, including each such employee on medical, disability, family or other leave of absence as of the Closing Date. All such employees of the Company and its Subsidiaries who are employed by the Company and its Subsidiaries immediately following the Closing are referred to as "Retained Employees". The Purchaser will cause the Company and its Subsidiaries to provide each such Retained Employee who remains employed with at least the same base wages, annual base salary and annual rate of cash bonus potential (determined as a percentage of annual base salary) (but excluding any equity plan program or arrangement) provided to each such employee on the Closing Date for a period of at least one (1) year following the Closing Date; provided, however, that nothing in this Section 10.03(a) shall obligate the Purchaser or the Company or any of its Subsidiaries to continue the employment of any such Retained Employee for any specific period.
(b)    Employee Benefits. For a period of at least one (1) year following the Closing Date, the Purchaser shall provide, or shall cause the Company and its Subsidiaries to provide, each Retained Employee with all benefits (other than any equity-based compensation) that are substantially comparable in the aggregate than the benefits provided to such Retained Employee immediately prior to the Closing.

(c)    Employee Service Credit. The Purchaser (i) shall give, or cause the Company and its Subsidiaries to give, each Retained Employee credit under all benefit plan or personnel policies that cover the Retained Employee after the Closing, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee's service with the Company and its Affiliates prior to the Closing, to the same extent recognized by the Company or its Subsidiaries or any predecessor thereof as of the Closing Date, (ii) shall allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Closing, and (iii) if coverage for Retained Employees under any Welfare Plan is terminated prior to the end of the plan year that includes the Closing Date, shall credit the Retained Employee with any expenses that were covered by such Welfare Plan(s) for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.
(d)    Vacation Pay and Personal Holidays. The Purchaser shall cause the Company and its Subsidiaries to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), and shall retain all Liability for the payment of such amounts.
(e)    Labor Agreements. Purchaser acknowledges and agrees that each of the agreements set forth in subsections (i) or (ii) of the Contracts Schedule currently in effect or that govern the terms and conditions of employment for any employee of the Company or its Subsidiaries shall remain in effect following the Closing in accordance with the terms of such agreements and applicable Law. Purchaser shall cause the Company or its relevant Subsidiaries to continue (for so long as such Contracts are in effect and in accordance with applicable Law) to be bound by the agreements set forth in subsection (i) of the Contracts Schedule.
(f)    No Third Party Beneficiaries. The provisions of this Section 10.03 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 10.03. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Plan or any other "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company, the Purchaser, the Company and their respective Subsidiaries or any of their respective Affiliates; (ii) alter or limit the ability of the Purchaser or the Company and their respective Subsidiaries to amend, modify or terminate any Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with the Purchaser or the Company or any of their respective Subsidiaries, or constitute or create an employment agreement with any employee.
10.04    Seller's Release.
(a)    Each Seller, on behalf of itself and such Seller's controlling and controlled Affiliates (each, a "Releasor"), hereby release and forever discharge the Company and its Subsidiaries and its and their respective Non-Recourse Parties in their capacities as such (each, a "Releasee") from any and all claims, demands, Proceedings, causes of action, Contracts, Losses and Liabilities whatsoever (including reasonable attorneys' fees) and all consequences thereof, at Law or in equity, which a Seller or other Releasor now has, has ever had or may hereafter have against any Releasee arising contemporaneously with or prior to the Closing in their capacity as an equityholder of the Company or otherwise with respect to their investment in the Company and its Subsidiaries (collectively, "Released Claims"); provided, however, that nothing contained herein will operate to release, and the Released Claims will not include, any claims, demands, Proceedings, causes of action, Contracts, Losses or Liabilities whatsoever (including reasonable attorneys' fees) or any consequences thereof, at Law or in equity, (i) arising under this Agreement or the Ancillary Documents, (ii) for indemnification or exculpation (or under related insurance) in accordance with the organizational documents of the Company or its Subsidiaries, or (iii) available to any Seller under an employment agreement with the Company or its Subsidiaries or for any compensation and benefits earned in the Ordinary Course of Business and unpaid as of the Closing Date (the foregoing clauses (i), (ii) and (iii), each, an "Excluded Claim"). Each Seller, on behalf of itself and such Seller's other Releasors, agrees that this release shall act as a release of all Released Claims, whether such Released Claims are currently known or unknown, foreseen or unforeseen, contingent or absolute, asserted or unasserted, and each Seller, on behalf of itself and such Seller's other Releasors, intentionally and specifically waives any statute or rule which may prohibit the release of future rights or a release with respect to unknown claims. The Releasees are intended third-party beneficiaries of this release, and this release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder. If any provision of this release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this release will remain in full force and effect.
(b)    Each Seller, on behalf of itself and on behalf of such Seller's other Releasors, irrevocably covenants that it will not, directly or indirectly, sue, commence any Proceeding against, or make any demand upon any Releasee in respect of any of the matters released pursuant to Section 10.04(a); provided, however, for the avoidance of doubt, this Section 10.04(b) shall not prohibit the right to sue, commence any Proceeding against or make any demand upon a Releasee if such action is based upon, or for, an Excluded Claim.
(c)    Other than with respect to the Excluded Claims, the release provided for in Section 10.04(a) may be pleaded by any of the Releasees as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against any of them in violation hereof. If any Released Claim is brought or maintained by any Seller or any other Releasor against any Releasee in violation of the release contemplated by Section 10.04(a), such Seller or Releasor will be responsible for all costs and expenses, including reasonable attorneys' fees, incurred by the Releasee in defending such Released Claim.
(d)    In providing the release contemplated by Section 10.04(a), each Seller does so with full knowledge of any and all rights that such Seller may have with respect to such release, that each Seller has received independent legal advice with respect to such release and with respect to the rights and asserted rights arising out of such release, and that each Seller is providing such release of such Seller's own free will.
Article XI

NO SURVIVAL OR CLAIMS FOR REPRESENTATIONS, WARRANTIES, OR PRE-CLOSING COVENANTS
11.01    Survival. None of the representations or warranties set forth in Article IV, Article V, or Article VI shall survive the Closing and each such representation and warranty shall terminate on and as of the Closing, and no claims may be brought with respect to such representations or warranties from or after the Closing. None of the covenants in this Agreement to the extent required to be performed prior to the Closing shall survive the Closing and each such covenant shall terminate on and as of the Closing, and no claims may be brought with respect to such covenants from or after the Closing. All other covenants which are to be performed at or after the Closing shall survive for the time periods specified therein and shall terminate once such covenants are fully performed. Nothing in this Section 11.01 shall (a) limit a party's right to bring a claim (and, if successful, recover Losses) for Fraud or (b) limit amounts recoverable by the Purchaser under the R&W Insurance Policy.
11.02    Exclusive Remedy. From and after (a) the date hereof until the Closing, the Purchaser's and its Non-Recourse Parties' sole and exclusive remedy against the Representative, the Sellers, the Optionholders, and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such Liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or RICO), on the basis of "unjust enrichment" or otherwise), shall be solely pursuant to the provisions of Section 9.01 or Section 13.19 in accordance with the terms hereof, and (b) the Closing, except as expressly provided in Section 11.03 and Annex I, the Purchaser's and its Non-Recourse Parties' sole and exclusive remedy against the Representative, the Sellers, the Optionholders, and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such Liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or RICO), on the basis of "unjust enrichment" or otherwise), shall be solely and exclusively for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 11.01 or the provisions of the Escrow Agreement. In furtherance of the foregoing, the Purchaser hereby waives and releases to the fullest extent permitted under applicable Law, the Company and its Subsidiaries, the Representative, the Sellers, the Optionholders, and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against the Company and its Subsidiaries, the Representative, the Sellers, the Optionholders or their respective Non-Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (including relating to any exhibit, Schedule or document delivered hereunder), regardless of the legal theory under which right, claim or cause of action may arise (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or RICO), on the basis of "unjust enrichment" or otherwise) and including any rights to rescission of the transactions contemplated hereby, other than claims for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 11.01 or the provisions of the Escrow Agreement. The limits imposed on the Purchaser's and its Non-Recourse Parties' remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 11.02 and the limitations set forth in Section 11.03 and Annex I) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers and the Optionholders hereunder. None of the Purchaser or any of its Non-Recourse Parties may avoid the limitations on Liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section 11.02 shall limit a party's right to (i) seek specific performance of the other parties' obligations under any covenant herein surviving, and requiring performance after, the Closing in accordance with Section 13.19, (ii) bring a claim (and, if successful, recover Losses) for Fraud, (iii) bring a claim pursuant to, and in accordance with, the dispute resolution procedures in accordance with Section 2.04, (iv) make a claim for indemnification pursuant to, and in accordance with the terms and conditions of, Section 11.03 and Annex I (and, if successful, recover Losses in accordance therewith), or (v) bring a claim under and in accordance with the terms and conditions of any Ancillary Document (and, if successful, recover Losses or obtain specific performance or other relief in accordance therewith).
11.03    Backstop Indemnity. The Representative (in its capacity as such on behalf of all of the Sellers, the Optionholders and the Phantom Award Recipients) shall indemnify and hold harmless the Purchaser and each of its Affiliates (collectively and, for the avoidance of doubt, including the Company and its Subsidiaries following the Closing, the "Purchaser Indemnified Parties") in accordance with the requirements, limitations and other terms and conditions set forth on Annex I hereto, which is incorporated herein by reference and made a part of this Agreement as if set forth in this Section 11.03 mutatis mutandis.
Article XII

TAX MATTERS
12.01    Tax Returns; Allocation of Certain Taxes. The Purchaser shall be either (i) a C-corporation for U.S. federal income Tax purposes or (ii) a limited liability company that is wholly owned by a C-corporation for U.S. federal income Tax purposes. The Company shall prepare or cause to be prepared all Tax Returns for the Company and its Subsidiaries that are required to be filed before the Closing Date. All such Tax Returns shall be prepared and filed in accordance with past practice of the Company and its Subsidiaries, unless otherwise required by applicable Law. The Company shall use commercially reasonable efforts to provide drafts of such income Tax Returns to Purchaser for review and comment at least twenty (20) days prior to the due date for filing such Tax Returns (taking into account any applicable extensions), and the Company shall consider in good faith any such comments timely provided by Purchaser. If the Company is permitted, but not required, under applicable non-U.S., state or local income Tax Laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, however, that any item determined on an annual or periodic basis (such as real or personal property, other ad valorem Taxes or deductions for depreciation) shall be apportioned on a daily basis.
12.02    Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder, and expenses incurred for the preparation and filing of Tax Returns related to such amounts ("Transfer Taxes") shall be paid by the Purchaser, and 50% of such amount shall constitute a Transaction Expense. The Purchaser shall prepare and timely file any related Tax Return or other document with respect to such Transfer Taxes and the parties shall cooperate in the preparation of such Tax Returns.
12.03    Post-Closing Actions. Purchaser and its Affiliates (including on or after the Closing, the Company and its Subsidiaries) shall not, unless otherwise required pursuant to a "determination" within the meaning of Section 1313 of the Code, (a) amend a Tax Return of the Company or its Subsidiaries for a Pre-Closing Tax Period, (b) extend or waive the applicable statute of limitations with respect to a Tax of the Company or its Subsidiaries for a Pre-Closing Tax Period, (c) file any ruling or request with any taxing authority that relates to Taxes or Tax Returns of the Company or its Subsidiaries for a Pre-Closing Tax Period, or (d) make any Tax election with respect to the Company or its Subsidiaries (including an election under Section 336 or 338 of the Code or any similar provision of foreign, state or local law) that relates to, or is retroactive to, a Pre-Closing Tax Period, in the case of each of the preceding clauses (a) through (d), if any such action could reasonably be expected to have an adverse impact on the Sellers (including, for the avoidance of doubt, any impact on the calculation of the Closing Cash Proceeds, or Transaction Tax Deductions), in each case, without the prior written consent of the Representative, not to be unreasonably withheld, conditioned or delayed.
12.04    No Intermediary Transaction Tax Shelter. The Purchaser shall not take any action or cause any action to be taken with respect to the Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the "Intermediary Transaction Tax Shelter" described in Internal Revenue Service Notice 2001-16, 2001 1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008 6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).
12.05    Assistance and Cooperation. Purchaser and the Representative shall: (i) assist the other party or parties, as the case may be, in preparing any Tax Returns that such other party or parties, as the case may be, is responsible for preparing and filing in accordance with Section 12.01, (ii) cooperate fully in responding to any inquiries from or preparing for any audits of, or any disputes with a Governmental Body regarding, any Taxes or Tax Returns of the Company and its Subsidiaries; and (iii) make available to the other party or parties, as the case may be, as reasonably requested, all information in its possession relating to any Tax matters of the Company and its Subsidiaries that may be relevant to any Tax Return, audit or examination, proceeding or determination, as reasonably requested by Purchaser or the Representative, including all information, records, and documents relating to Taxes of the Company or any of its Subsidiaries.
Article XIII

MISCELLANEOUS
13.01    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication (other than by the Company, any of its Subsidiaries or any of their respective officers, employees and agents in the Ordinary Course of Business) to the employees, customers, suppliers or other business relations of the Company or any of its Subsidiaries, shall be issued or made without the joint approval of the Purchaser and the Representative, unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Representative shall have the right to review and comment on such press release or announcement prior to publication to the extent reasonably practicable; provided, that, notwithstanding the foregoing, (a) Purchaser and its Affiliates (including the Company and its Subsidiaries) may make filings and disclosures as Purchaser and its Affiliates may reasonably determine is necessary or appropriate to comply with applicable securities Laws (including the Securities Exchange Act of 1934) or rules or requirements of the New York Stock Exchange or the U.S. Securities and Exchange Commission and, in connection with any such filing and disclosure, Purchaser and its Affiliates may make public announcements, including on investor or earnings calls, consistent in all material respects with such filings and disclosures; provided, that in connection with any of the foregoing disclosures, filings or announcements, the Representative shall have the right to review and comment on (which comments the Purchaser shall consider in good faith) such disclosure(s), filing(s) or announcement(s) in advance to the extent reasonably practicable, and (b) the Representative shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the transactions contemplated herein with reasonable and customary confidentiality restrictions to its direct and indirect equityholders, as applicable, in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated herein with reasonable and customary confidentiality restrictions to their respective investors and prospective investors in connection with their fundraising and reporting activities, and the Representative and its Affiliates shall retain the right to disclose the Company's historical aggregated sales and aggregated earnings information for the period during which the Company was owned by the Representative or its Affiliates. For the avoidance of doubt, each party hereto may make announcements to their respective employees or other business relations that are not inconsistent in any material respects with the parties' prior public disclosures regarding the transactions contemplated by this Agreement.
13.02    Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation and performance of this Agreement, the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby (a) by the Company and its Subsidiaries shall be paid by the Sellers or, prior to the Closing, by the Company and its Subsidiaries, or (b) by the Purchaser shall be paid by the Purchaser. Without limiting the generality of the foregoing, the Purchaser shall pay any and all expenses relating to the R&W Insurance Policy.
13.03    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser and, following the Closing, the Company:
Arcosa Materials, Inc. 500 North Akard Street, Suite 400 Dallas, Texas 75201 Attention: Mark Elmore Email: Mark.Elmore@arcosa.com
StonePoint Materials LLC Duane Morris Plaza 30 South 17th Street, Suite 840 Philadelphia, Pennsylvania 19103 Attention: Colin Oerton, Chief Executive Officer Email: caoerton@stonepointmaterials.com with a copy to:
Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, Texas 75201 Attention: Richard Frye Email: Richard.frye@weil.com

Notices to the Representative and, prior to the Closing, the Company:
c/o Sun Capital Partners, Inc.
5200 Town Center Circle, 4th Floor
Boca Raton, Florida 33486
Attention: C. Deryl Couch, M. Steven Liff and Daniel Florian
Email: dcouch@suncappart.com, sliff@suncappart.com and dflorian@sunncappart.com with a copy to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Douglas C. Gessner, P.C., Jeremy S. Liss, P.C., Matthew S. Arenson, P.C., and Jeffrey P. Swatzell
Email: douglas.gessner@kirkland.com, jeremy.liss@kirkland.com, matthew.arenson@kirkland.com, and jeffrey.swatzell@kirkland.com
13.04    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser or the Company without the prior written consent of the other parties hereto; provided, that, at or following the Closing, each of the Purchaser and the Company may assign their respective rights under this Agreement (a) to their lenders as collateral security for their obligations under any of their secured debt financing arrangements without the consent of any other party hereto, (b) to the issuer of the R&W Insurance Policy without the consent of any other party hereto, and (c) to any of Purchaser's Affiliates.
13.05    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
13.06    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The parties hereto hereby agree that time is of the essence with respect to the performance of each of the parties' obligations under this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of in Article IV and Article V; provided, that information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in Article IV or Article V, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).
13.07    Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company, the Sellers and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
13.08    Complete Agreement. This Agreement, the Ancillary Documents, and the other agreements, instruments, and documents contemplated hereby or thereby or executed in connection herewith or therewith (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including any letter of intent. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement) and will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties hereto.
13.09    Third Party Beneficiaries. The provisions of this Agreement are intended for the benefit of, and shall be enforceable by the Representative for the benefit of, the Sellers, and the Representative shall have the right, but not the obligation, to enforce any obligations of the Purchaser under this Agreement for the benefit of the Sellers. Section 8.02 shall be enforceable by each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives, and Section 13.15 shall be enforceable by K&E LLP. Section 7.04 shall be enforceable by each Releasee. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement to any Person other than (i) the parties to this Agreement, (ii) for purposes of Section 8.02, each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives, (iii) for purposes of Section 10.04, each Releasee, and (iv) for purposes of Section 13.15, K&E LLP.
13.10    Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two (2) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an "Electronic Delivery") shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or to any signed agreement or instrument entered into in connection with this Agreement, or any amendments hereto or thereto, shall re-execute the original form of this Agreement, or the applicable signed agreement, instrument or amendment, and deliver such form to all other parties hereto or thereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party's intent or the effectiveness of such signature.
13.11    GOVERNING LAW; CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY AND ALL ACTIONS AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR STATUTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OR STATUTE OF LIMITATIONS OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE.
13.12    Arbitration; WAIVER OF JURY TRIAL.
(a)    Except for disputes, controversies or claims arising under Section 2.04 (which will be resolved in accordance with the dispute resolution provisions set forth therein), for other claims seeking injunctive relief (for which the provisions of Section 13.19 will be applicable) or as otherwise explicitly set forth in an Ancillary Document, all disputes, controversies or claims arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort, equity or otherwise), including the arbitrability of any dispute or controversy that cannot be settled by mutual agreement will be finally settled by binding arbitration appointed in accordance with the JAMS Comprehensive Arbitration Rules & Procedures ("JAMS") and this Section 13.12. Any party hereto aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days' notice to the other party, be submitted to JAMS arbitration conducted before a panel of three (3) arbitrators in New York, New York (provided, that if the arbitrators determine in their reasonable discretion that an arbitration cannot be conducted in-person in such location due to COVID-19 Measures or otherwise without jeopardizing the health and safety of the parties or the arbitrators, then the arbitration may be conducted either in an alternative location or via telephonic or video conference, as determined by the arbitrators in their reasonable discretion). The Purchaser and the Representative will each appoint one (1) arbitrator (the "Party-Appointed Arbitrators") and the Party-Appointed Arbitrators will appoint the third and presiding arbitrator within fourteen (14) days of the appointment of the second arbitrator; provided, that, any arbitrator not timely appointed herein will be appointed in accordance with the JAMS upon the written demand of any party to the dispute. The arbitrators may enter a default decision against any party that fails to participate in the arbitration proceedings.
(b)    The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrators will only be authorized to interpret the provisions of this Agreement, and will not amend, change or add to any such provisions. The parties hereto agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by any party with respect to this Agreement (other than disputes, controversies or claims arising under Section 2.04 (which will be resolved in accordance with the dispute resolution provisions set forth therein) or other claims seeking injunctive relief (for which the provisions of Section 13.19 will be applicable)). In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.
(c)    The parties hereto and the arbitrators will keep confidential, and will not disclose to any person, except the parties' advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 13.12, the referral of any such controversy to arbitration or the status or resolution thereof.
(d)    The parties hereto may seek any interim or conservatory relief, including an injunction or injunctions to prevent breaches of this Agreement in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over any such action or Proceeding, such action or Proceeding will be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. The application of a party to an above-mentioned judicial authority for such measures or for the implementation of any such measures ordered by an arbitral tribunal will not be deemed to be an infringement or a waiver of this Section 13.12 and will not affect the relevant powers reserved to the arbitral tribunal.
(e)    Each party hereby irrevocably consents to the service of process by registered mail or personal service.
(f)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).
13.13    Prevailing Party. Except as otherwise provided in Section 2.04, in any dispute arising out of or related to this Agreement (including, for the avoidance of doubt, any dispute arbitrated under Section 13.12), any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys' fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys' fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby or thereby.
13.14    Representative.

(a)    Effective upon the execution of this Agreement, and without any further act of any Seller, Optionholder or Phantom Award Recipient, the Representative is hereby irrevocably appointed as the representative, agent, proxy, and attorney in fact (coupled with an interest) for all Sellers, Optionholders and Phantom Award Recipients for all purposes under this Agreement including the full power and authority on the Sellers', Optionholders' and Phantom Award Recipients' behalf, as applicable: (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate claims and disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including, for the avoidance of doubt, the adjustment of the Closing Cash Proceeds contemplated by Section 2.04 or the indemnification provided pursuant to Section 11.03 and Annex I), (iii) to receive and disburse to, or caused to be received or disbursed to, any Seller, Optionholder or Phantom Award Recipient any funds received on behalf of such Seller, Optionholder or Phantom Award Recipient under this Agreement (including, for the avoidance of doubt, any portion of the Enterprise Value) or otherwise, (iv) to withhold any amounts received on behalf of any Seller, Optionholder or Phantom Award Recipient pursuant to this Agreement or to satisfy any and all obligations or liabilities of any Seller, Optionholder or Phantom Award Recipient or the Representative in the performance of any of their commitments hereunder (including, for the avoidance of doubt, the satisfaction of payment obligations (on behalf of the Sellers, the Optionholders or the Phantom Award Recipients) in connection with the adjustment of the Closing Cash Proceeds contemplated by Section 2.04 or the indemnification provided pursuant to Section 11.03 and Annex I), (v) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of any Seller), (vi) to receive and disburse to, or cause to be received or disbursed to, any individual any funds received on behalf of such individual pursuant to any incentive compensation agreement providing for a transaction bonus, in effect as of the Closing and (vii) to take all other actions to be taken by or on behalf of any Seller, Optionholder or Phantom Award Recipient in connection with this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Seller, Optionholder and Phantom Award Recipient. All decisions and actions by the Representative shall be binding upon each Seller, Optionholder and Phantom Award Recipient, and no Seller, Optionholder or Phantom Award Recipient shall have the right to object, dissent, protest or otherwise contest the same. The Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.
(b)    Effective upon the execution of this Agreement, and without any further act of any Seller, Optionholder or Phantom Award Recipient, the Representative and its Non-Recourse Parties shall be indemnified, held harmless and reimbursed by each Seller, Optionholder and Phantom Award Recipient severally (based on the relative portion of proceeds received by each Seller, Optionholder and Phantom Award Recipient hereunder), and not jointly, against all costs, expenses (including reasonable attorneys' fees), judgments, fines and amounts paid or incurred by the Representative and its Non-Recourse Parties in connection with any claim, action, suit or Proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement (including, for the avoidance of doubt, the satisfaction of payment obligations (on behalf of the Sellers, Optionholders and Phantom Award Recipients) in connection with the adjustment of the Closing Cash Proceeds contemplated by Section 2.04 or the indemnification provided pursuant to Section 11.03 and Annex I). Any and all amounts paid or incurred by the Representative and its Non-Recourse Parties in connection with any claim, action, suit or Proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement are on behalf of the Sellers, Optionholders and Phantom Award Recipients, as applicable (and, not for the avoidance, on behalf of the Representative in any other capacity, as a Seller or otherwise).
(c)    Neither the Representative nor any of its Non-Recourse Parties shall incur any Liability to any Seller, Optionholder or Phantom Award Recipient by virtue of the failure or refusal of the Representative or any of its Non-Recourse Parties for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder. The Representative and its Non-Recourse Parties shall have no Liability in respect of any action, claim or Proceeding brought against any such Person by any Seller, Optionholder or Phantom Award Recipient, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if any such Person took or omitted taking any action in good faith.
(d)    If the Representative pays or causes to be paid any amounts (on behalf of the Sellers, Optionholders or Phantom Award Recipients) in connection with any obligation or Liability of a Seller, Optionholder or Phantom Award Recipient in connection with the transactions contemplated hereby (including, for the avoidance of doubt, the adjustment of the Closing Cash Proceeds contemplated by Section 2.04 or the indemnification provided pursuant to Section 11.03 and Annex I), any such payments and the reasonable expenses of the Representative incurred in administering or defending the underlying dispute or claim may be reimbursed, when and as incurred, from the Representative Holdback Amount (and, if not so reimbursed from the Representative Holdback Amount, the Representative shall be indemnified, held harmless and reimbursed by each Seller, Optionholder and Phantom Award Recipient severally (based on the relative portion of proceeds received by each Seller, Optionholder and Phantom Award Recipient hereunder), and not jointly for such amount(s)). The Representative may, in its sole and absolute discretion, distribute, or caused to be distributed, any or all of the funds received or held by it on behalf of the Sellers, Optionholders or Phantom Award Recipients to one or more Sellers, Optionholders or Phantom Award Recipients at any time after the Closing Date, which such distribution(s) of funds may be different (i.e., with respect to amount, timing, conditionality or otherwise) for each Seller, Optionholder or Phantom Award Recipient. Upon full reimbursement of all expenses, costs, obligations or liabilities incurred by the Representative in the performance of its duties hereunder, the Representative shall distribute, or caused to be distributed, all remaining funds held by it on behalf of the Sellers, Optionholders or Phantom Award Recipients to the Sellers, Optionholders or Phantom Award Recipients, as applicable.
(e)    Notwithstanding anything to the contrary set forth herein, the Representative and its Affiliates shall not be liable to any Seller, Optionholder or Phantom Award Recipient for any action taken or not taken by the Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Purchaser.
(f)    All references to the "Representative" herein mean such Person in its capacity as representative of the Sellers, Optionholders and Phantom Award Recipients and not, for the avoidance of doubt, in any other capacity, as a Seller or otherwise.
(g)    Except as may have been expressly and specifically agreed to in writing by a Seller, Optionholder or Phantom Award Recipient, on the one hand, and Kirkland & Ellis LLP ("K&E LLP"), on the other hand, and except for the Representative, Sun Capital Partners, Inc. and their respective Affiliates (i) K&E LLP has not and is not representing, and shall not be deemed to have represented any Seller, Optionholder or Phantom Award Recipient in connection with the transactions contemplated hereby, and (ii) K&E LLP has not and is not providing any advice or counsel (including legal advice or counsel), and shall not be deemed to have provided counsel or advice, to any Seller, Optionholder or Phantom Award Recipient in connection with the transactions contemplated hereby. Each Seller, Optionholder and Phantom Award Recipient agrees that K&E

LLP may represent the Representative, Sun Capital Partners, Inc. and their respective Affiliates in any matter related to the transaction completed hereby including matters which maybe adverse to such Persons and, in furtherance thereof, each Seller, Optionholder and Phantom Award Recipient consents to, and waives, without limitation, restriction or condition of any kind, any actual or potential conflict or other actual or potential objection with respect to K&E LLP's representation of the Representative, Sun Capital Partners, Inc. and their respective Affiliates in any matter related to the transaction completed hereby.
(h)    Purchaser and its Subsidiaries (including the Company and its Subsidiaries following the Closing) have the right to rely, without independent investigation upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Sellers, Optionholders and Phantom Award Recipients. Purchaser and its Subsidiaries (including the Company and its Subsidiaries) shall be fully protected in dealing with the Representative under this Agreement and the Ancillary Documents and may rely upon the authority of the Representative to act on behalf of the Sellers, Optionholders and Phantom Award Recipients. Any payment by Purchaser and its Subsidiaries (including the Company and its Subsidiaries) to the Representative to the extent authorized under and in compliance with this Agreement shall be considered a payment by Purchaser and its Subsidiaries (including the Company and its Subsidiaries) to the Sellers, Optionholders or Phantom Award Recipients, as applicable, and Purchaser and its Subsidiaries (including the Company and its Subsidiaries) shall have no Liability to any Seller, Optionholder or Phantom Award Recipient for any payments so made.
13.15    Legal Representation. Following consummation of the transactions contemplated hereby, the Company's and its Subsidiaries' current and former legal counsel (including K&E LLP and Klehr Harrison Harvey Branzburg LLP) (each, "Company Counsel") may serve as counsel to each and any of the Representative, the Sellers and their respective Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person (including the Representative and its Affiliates), and each of the parties hereto (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent any of the Representative, the Sellers and their respective Non-Recourse Parties shall be solely that of any such Company Counsel. Any attorney-client privilege, work product protection or expectation of confidentiality arising out of or as a result of any Company Counsel's representing of the Company or any of its Subsidiaries in any matter relating in any way to the Representative and its Affiliates or in connection with the transactions contemplated by this Agreement (collectively, the "Privileges") shall survive the Closing and shall remain in full force and effect; provided, that notwithstanding anything to the contrary in this Agreement or any Company Document, the Privileges and all information, data, documents or communications, in any format and by whomever possessed, covered by or subject to any of the Privileges (collectively, "Privileged Materials") shall, from and after the Closing, automatically be assigned and exclusively belong to, and be controlled by, the Representative. For the avoidance of doubt, as to any Privileged Materials, the Purchaser and the Company, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Materials in any action or claim against or involving any of the parties hereto or any of their respective Non-Recourse Parties after the Closing, and the Representative and its Affiliates shall have the right to assert any of the Privileges against the Company and its Subsidiaries. The Purchaser further agrees that, on its own behalf and on behalf of its Subsidiaries (including, following the Closing, the Company), any Company Counsel's retention by the Company or any of its Subsidiaries shall be deemed completed and terminated without any further action by any Person effective as of the Closing. The Company shall cause each of its future direct and indirect Subsidiaries and its and their successors and assigns that are not signatories to this Agreement to fulfill and comply with the terms of this Section 13.15 and take any and all other steps necessary to effect the agreements in this Section 13.15. Notwithstanding the foregoing or anything else to the contrary set forth herein, in the event that a dispute (including with respect to this Agreement or any of the

Ancillary Documents) arises between the Purchaser or any of its Subsidiaries (including the Company and its Subsidiaries), on the one hand, and a third party (including, for the avoidance of doubt, a Governmental Body) other than a Seller or their respective Non-Recourse Parties, on the other hand, the Purchaser or any of its Subsidiaries (including the Company and its Subsidiaries), as applicable, may assert the attorney-client privilege with respect to Privileged Materials to prevent disclosure of confidential communications to such third party and such Privileged Materials shall be deemed to belong, and be controlled by, the Purchaser or any of its Subsidiaries (including the Company and its Subsidiaries) for such limited purpose.
13.16    Non-Recourse Parties. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree that no Non-Recourse Party of a party to this Agreement shall have any Liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Party.
13.17    Deliveries to the Purchaser. The Purchaser agrees and acknowledges that all documents or other items uploaded and made available in the online "data room" established by CapLinked for "Project Sapphire" on or before the date that is one (1) Business Day prior to the date hereof shall be deemed to have been delivered, provided or made available to the Purchaser or its representatives for all purposes hereunder.
13.18    Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.
13.19    Specific Performance.
(a)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.
(b)    If, before the Outside Date, any party hereto brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, then the Outside Date will automatically be extended (i) for the period during which such action is pending and until such action has been finally resolved by a non-appealable ruling by an arbitrator or court of competent jurisdiction in accordance with the terms hereof, plus ten (10) Business Days, or (ii) by such greater time period established by the court or arbitrator presiding over such action, as the case may be.
13.20    Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in Section 13.14, in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.
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IN WITNESS WHEREOF, the parties hereto have executed this Unit Purchase Agreement on the date first above written.

The Company:
STONEPOINT ULTIMATE HOLDING, LLC

By:        /s/ Colin Oerton
Name:    Colin Oerton
Its:    Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

The Purchaser:
ARCOSA MATERIALS, INC.

By:        /s/ Reid S. Essl
Name:    Reid S. Essl
Its:    Chairman and President

[Signature Page to Unit Purchase Agreement]

The Sellers:
SUN STONEPOINT AGGREGATOR, LP
in its capacity as a Seller and as the Representative
By:    Sun StonePoint Aggregator GP, LLC
Its:    General Partner
By:        /s/ Mark Hajduch
Name:    Mark Hajduch
Its:    Vice President & Assistant Secretary

[Signature Page to Unit Purchase Agreement]

NICK CODER
    /s/ Nick Coder

CARL DAVIS
    /s/ Carl Davis

PERRY DONAHOO
    /s/ Perry Donahoo

SEAN MCGRATH
    /s/ Sean McGrath

ROB VAN TIL
    /s/ Rob Van Til

COLIN OERTON
    /s/ Colin Oerton
[Signature Page to Unit Purchase Agreement]